As filed with the Securities and Exchange Commission on APRIL 22, 2014
                             Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                              SIGNAL ADVANCE, INC.
             (Exact name of registrant as specified in its charter)
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           Texas                      8731                    76-0373052
  (State or jurisdiction       (Primary Standard           (I.R.S. Employer
     of Incorporation       Industrial Classification     Identification No.)
      or organization)             Code Number)

                               2520 County Road 81
                             Rosharon, Texas  77583
                                 (713) 510-7445

   (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
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                                   Chris Hymel
                                    President
                               Signal Advance, Inc.
                               2520 County Road 81
                              Rosharon, Texas 77583
                                 (713) 510-7445

           (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
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                                    Copy to:

                        Law Offices of Richard C. Seltzer
                                 Attorney at Law
                             2211 Norfolk, Suite 400
                              Houston, Texas  77098
                                  (713)522-7333

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of 'large accelerated filer,' 'accelerated filer,' and 'smaller reporting company' in Rule 12b-2 of the Exchange Act:

 Large accelerated Filer [ ]                      Accelerated Filer         [ ]
 Non-accelerated Filer   [ ]                      Smaller reporting company [X]
  (Do not check if a smaller reporting company)

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                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each   Amount to be  Proposed Maximum  Proposed Maximum    Amount of
Class of        Registered    Offering Price    Aggregate Offering  Registration
Securities to   (1)           Per Share(1)      Price(2)            Fee(2)
be Registered
--------------------------------------------------------------------------------
Common Stock     4,427,562        $2.00            $8,855,124
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Total                                              $8,855,124        $1,140.54
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(1) This is an initial offering and no current trading market exists for the company's common stock.
(2) The registrant has valued the common stock in good faith and for purposes of calculating the registration fee pursuant to Rule 457.
(3) Pursuant to Rule 429 of the Securities Act, this Registration Statement on Form S-1 includes 2,205,544 shares previously included in the Registrant's Registration Statement on Form S-1, as amended (file number 333-192374), declared effective by the Securities and Exchange Commission on December 13, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

EXPLANATORY NOTES:

Signal Advance, Inc., a Texas corporation (the "Company"), filed a Registration Statement on Form S-1 on November 18, 2013 (SEC File Number 333-192374), subsequently amended, which was declared effective on December 13, 2013, for the purpose of registering 2,205,544 shares of common stock, offered for sale by Selling Security Holders, under the Securities Act of 1933 (the "Prior Registration Statement").

The Registrant is filing this new Registration Statement on Form S-1 for the purpose of including additional "Selling Security Holders" and increasing the aggregate number of shares of common stock offered by the "Selling Security Holders" by 2,222,018. The additional securities are of the same class as were included in the Prior Registration Statement for the same offering and declared effective by the commission. No time confirmations have been sent or given and the additional securities registered are offered at the same price. The amended listing of "SELLING SECURITY HOLDERS" (Item 7) includes the additional 2,222,018 securities being registered as well as the additional Selling Security Holders. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

This new Registration Statement also constitutes Post-Effective Amendment No.
1 to the above referenced Registration Statement, as amended, to include the information contained in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2013 (the "Annual Report") filed with the SEC on March 12, 2014 and March 17, 2014, respectively, and the Company's current reports on Form 8-K that have been filed with the SEC since December 31, 2013, being filed pursuant to Section 10(a)(3) of the Securities Act and the under-takings in Item 17 of the Prior Registration Statement to update and supplement the information contained therein. This Registration Statement includes the updated information provided in the aforementioned reports. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. Registration fees in the amount of $568.15 were paid in the Prior Registration Statement. The additional Registration Fee in the amount of $572.39 is currently available in the Commission's account held for benefit of the Registrant.

The information included in this Registration Statement updates and supplements the Prior Registration Statement and the Prospectus contained therein. This Registration Statement should be read in conjunction with the Original Filing and with our other filings made with the Securities and Exchange Commission subsequent to the filing of the Prior Registration Statement, including any amendments to those filings.

Part 1 - Information Required in Prospectus

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING SHAREHOLDERS NAMED IN THIS PROSPECTUS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

                            SIGNAL ADVANCE, INC.

--------------------------------------------------------------------------------

                     4,427,562 Shares of Common Stock
                              $2.00 per Share

This prospectus relates to the offering and resale by the selling shareholders identified herein of up to 4,427,562 shares of common stock, no par value. These shares were privately issued to the selling shareholders in connection with private placements or privately negotiated transactions. The company will not receive any proceeds from the sale of these shares by the selling share-holders. The selling shareholders may sell the shares as set forth herein under 'Plan of Distribution.'

Signal Advance, Inc. qualifies as an Emerging Growth Company. There is not currently, and there has never been, any market for any of the company's securities. The securities are not currently eligible for trading on any national securities exchange, NASDAQ and only became eligible to trade in over-the-counter markets, including the OTC Bulletin Board in December, 2013.
Until such time as our common stock is quoted and trading on the OTC Bulletin Board or another public trading market otherwise develops, the selling shareholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00. At, and after, such time, the selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
--------------------------------------------------------------------------------

Investing in our common stock involves a high degree of risk.
See 'Risk Factors' beginning on page 10.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The date of this prospectus is Not Applicable.
================================================================================

Table of Contents

                                     PART I

SUMMARY INFORMATION AND RISK FACTORS (Item 3)...............................6

    Prospectus Summary......................................................6
    Risk Factors...........................................................11

USE OF PROCEEDS (Item 4)...................................................21

DETERMINATION OF OFFERING PRICE (Item 5)...................................21

DILUTION (Item 6)..........................................................21

SELLING SECURITY HOLDERS (Item 7)..........................................21

PLAN OF DISTRIBUTION (Item 8)..............................................25

DESCRIPTION OF SECURITIES TO BE REGISTERED (Item 9)........................27

INTERESTS OF NAMED EXPERTS AND COUNSEL (Item 10)...........................29

INFORMATION WITH RESPECT TO REGISTRANT (Item 11)...........................30

    Description of Business (Item 11a).....................................30
    Description of Property (Item 11b).....................................41
    Legal Proceedings (Item 11c)...........................................42
    Market price of and dividends on the registrant's common equity and related shareholder matters (Item 11d).........................42
    Financial Statements (Item 11e)........................................43
    Selected Financial Data (Item 11f).....................................56
    Supplementary financial information (Item 11g).........................56
    Management's discussion and analysis of financial condition and results of operations (Item 11h)...............................56
    Changes in and disagreements with accountants on accounting and financial disclosure (Item 11i)................................60
    Quantitative and Qualitative disclosures about market risk (Item 11j)..60
    Directors and Executive Officers (Item 11k)............................60
    Executive Compensation and Other Information (Item 11l)................63
    Security Ownership of Certain Beneficial Owners (Item 11m).............64
    Transactions with Related Persons and Corporate Governance (Item 11n)..65

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE (Item 12)................66

                                     PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (Item 13)......................67

INDEMNIFICATION OF OFFICERS AND DIRECTORS (Item 14)........................67

RECENT SALES OF UNREGISTERED SECURITIES (Item 15)..........................68

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (Item 16).......................69

UNDERTAKINGS (Item 17).....................................................70

SUMMARY INFORMATION AND RISK FACTORS (Item 3)

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock. Before making an investment decision, investors should carefully read the entire prospectus, paying particular attention to the risks referred to under the headings 'Risk Factors' and 'Cautionary Statement Regarding Forward-Looking Statements' as well as our financial statements and the notes to those financial statements. As used in this prospectus, unless the context requires otherwise, the terms 'Company,' 'SAI,' 'SA,' 'we,' 'our,' and 'us' refer to Signal Advance Inc., a Texas corporation formed on June 4, 1992.

OVERVIEW: Since 2007, Signal Advance, Inc. (SAI) has been developing its proprietary Signal Advance Technology (SAT) which may significantly reduce signal detection delays associated with a variety of physical sensors and thereby improve performance in control, intervention, and/or signal trans-mission systems. The Company has developed and tested SA circuit designs and discrete circuit prototypes for a range of signal characteristics

In order to generate revenue, the Company plans to continue to refine and develop SAT, demonstrate improved performance in targeted applications, pursue related intellectual property protection and begin to commercialize the technology through licensure. SAI requires approximately five million dollars ($5,000,000) over the next 36 months in order to fund its on-going technology development, intellectual property protection and commercialization - outlined as follows:
                                                                        Years
 - Signal Advance technology R&D, refinement (increase time advance,    (1-3)
       expand range of applications, improve signal fidelity, field harden circuitry)
 - Initiate Sales/Marketing Campaign (Shows, Talks, Articles, etc)      (1-3)
 - Develop application-specific SA circuits/demonstrate performance     (1-3)
 - Microelectronic embodiment (integrated circuits)                     (2-3)
 - Develop/distribute SA technology evaluation kits                     (2-3)
 - Intellectual property protection                                     (1-3)

SAT is still under development and the Company has not yet sold any products or licensed its technology. The company is not yet profitable and currently lacks sufficient capital to generate revenue or operate the business in a profitable manner and thus has not generated sufficient revenues to fund planned R&D, marketing and intellectual protection in the near-term. As such, SAI continues to rely upon capital investment to cover the projected costs of executing the Company's business plan and effectively commercialize its proprietary Signal Advance technology.

SAI had operating losses of $180,791 and $184,175 in the years ended December 2012 and 2011, respectively, and $1,201,149 during the year ended December 31, 2013 ($1,000,000 derives from the acquisition of intellectual property (IP) in exchange for equity). Our monthly expenses (excluding the IP acquisition cost) averaged $16,000 per month over the preceding 24 months. Current resources and firm investment commitments are expected to last for six months.

CHALLENGE: In interventional medical devices or non-medical responsive control and signal transmission systems, delays in detection, processing and response to various signals negatively affects overall performance. For certain types of biomedical signals (e.g. heart, brain) the greater the delay in responding to anomalous signals, the more difficult it is to successfully intervene in order to contain or limit a pathological process such as cardiac fibrillation or an epileptic seizure. The earlier the intervention is initiated, the greater the probability of success. In non-medical applications (e.g. industrial process, equipment, engine control, military), control response signal transmission delays impact performance effecting safety, product yield, fuel efficiency and waste/emissions. In military applications, signal detection and response delays affect reaction effectiveness.

SOLUTION: In most electronic circuits, signal output is delayed relative to the input as it traverses the circuitry. When a signal is applied to an SA circuit the output signal is advanced in time relative to the input using the advance portion of the waveform and not depending on the wave velocity form of the signal that are conventionally used, thus the term 'Signal Advance'. In other words, the output signal emerges before the complete detection of the input signal.

The temporal advance achieved using SAT can potentially offset signal detection and processing delays and, thereby, improve response time. Further, we believe that SAT could be implemented in conjunction with other approaches (e.g. faster electronics) to further reduce these response delays to further improve system performance. SAT may also enable the development of novel signal transmission, and control or interventional approaches.

Prototype SAT circuit designs were used to temporally-advance the detection of analog test signals and bioelectric (cardiac) signals in a dissertation study completed by Dr. Hymel (SAI Founder/president) at the University of Texas Health Science Center in the Texas Medical Center, Houston Texas. The study results were later published in a peer-reviewed feature article which appeared in the IEEE Circuits and Systems magazine.

MARKET: SAI identified multiple classes of sensors with signal characteristics which may be suitable for the application of SAT, and thus, a variety of potential licensing targets. The markets/industries include biomedical (e.g. cardiac rhythm management, neurostimulation) and commercial, industrial, communications, transportation and military applications (e.g. process control, signal transmission, engine control, vehicular/flight control, accident avoidance, and weaponry).

In interventional medical devices, SAT could reduce response delays and improve performance. The improved performance translates directly to increased value, providing a significant opportunity for revenue generation. Examples of non-biomedical applications include transportation in which SAT could improve accident avoidance, safety/security, vehicular control, engine performance and vehicular control, and thus improve fuel economy and save lives. In high performance aircraft engines, SAT might increase stability, reduce stall margins, improve performance and fuel efficiency. Industrial examples include improved compressor performance and increased petrochemical yields. In military applications, SAT could enhance response effectiveness

The addressable markets are estimated to be in the billions of dollars. As with any new or disruptive technology, recognition and acceptance will gain momentum over time.

INTELLECTUAL PROPERTY: The following table lists the patent applications and issued patents:


  Patent Office         Patent/Application No.   Status
  ------------------    ----------------------   ------------------
  United States         8452544                  Issued May 2013
  China                 ZL 200880015288.2        Issued Nov. 2012
  Europe                EP 08 75 4879.8	         Under examination
  Mexico                MX/A/2009/00921	         Claims allowed
  India                 3465/KOLNP/2009          Not yet examined

Additional patent submissions related to specific applications, SA circuit configurations, and signal processing techniques to improve signal fidelity are being drafted.

IP defense strategy is based on the implementation of application-specific SAT designs, enabling novelty and non-obviousness in patent claims. In addition, the associated analytical methods remaining trade secrets. Potential infringers would have to expend undue time and money to develop such methods to pursue individual applications. This application-specific approach and related trade secrets gives SAI a significant competitive advantage. Each application will likely have its own patent filing and stand independently. Thus, an attack on any one will not affect others. SAI will work with licensees to determine which international patent applications to pursue. Licensees will assume patent costs and be required to participate in the defense of licensed IP.

COMPETITION: Indirect competition exists as in the form of ever faster electronics used to improve signal detection and processing performance. In addition, alternate control strategies, (e.g. predictive feedback and feed-forward) are often used to improve performance but also have significant drawbacks. Faster electronics alone will reduce, but never eliminate, circuit delays. For a number of applications, some of these techniques may be adequate. SAT, used in conjunction with all of these methods, could further improve performance.

While SAI is not aware of any direct competition, accruing Company success will likely precipitate competition as SAT gains recognition and acceptance. This may include potential infringement and legal machinations based on a larger, financially successful firms' capability to engage in lengthy and expensive litigation. Searches and analyses of the patent and scientific literature have not revealed any prior art that would negate the utility and novelty of SAT and no combination of the references seems to render the technology obvious to a person skilled in this area. However, the defensive strategies, outlined above, and constant vigilance are required.

REVENUE GENERATION: While the addressable markets are in the billions, it is expected that many licensees will require exclusivity which would limit SAI to a single license in a given application area. Therefore, SAI will target multiple application areas to generate revenue. Revenue is generated by: 1) licensing intellectual property to product manufacturers, 2) consulting with licensees on implementation of the technology in target applications, and 3) participating in joint ventures.

MARKETING STRATEGY: To gain exposure and acceptance of SAT, the Company will participate in trade shows, present in scientific and technical meetings and publish application-specific articles. SAI's marketing approach includes the following steps: 1) identify application targets, 2) develop application-specific SAI circuitry, 3) demonstrate performance improvement, 4) protect the intellectual property, 5) approach target manufacturer(s), and 6) secure licensing/consulting agreements.

Target application selection is based on: 1) intervention/control impact, 2) signal characteristics, 3) market size, 4) supplier market share, 5) competition, and 6) regulations.

The initial approach is to identify applications and protect IP; then consult with market-specific clients to develop SAT for their specific application and demonstrate improved product performance. Later strategy will shift development costs to the client.

RECENT PROGRESS: The Company has developed and patented its proprietary Signal Advance technology (SAT) which operates on broadband analog signals (over a specified frequency range) with little signal distortion. Prototype SA circuits have been developed for various application-specific signals and a number of SA circuit designs have been tested using a range of analog test signals. The company is located near the Texas Medical Center in Houston and has broad contacts in a number of its research institutions.

SAI has initiated collaborations with private entities and research institutions to protect its intellectual property, further develop/refine SAT and implement in integrated circuitry, protect its intellectual property, and testing for improved performance in biomedical applications by the use of SAT. Although the collaborations terms are not yet established, the company expects to assume the costs to develop/refine SAT and micro-electronic implementation, as well as intellectual property protection. Collaborations related to the use of SA technology in specific biomedical applications are likely to be funded through research grants or take the form of joint ventures.

Validations of Signal Advance technology include:

  Scientific: Prototype SA circuit design was tested using a range of simulated test signals as well as bioelectric (cardiac) signals. The results were reviewed and confirmed by University facility (including Ph.D. physicists and engineers). This research and development activity resulted in completion of a successful doctoral dissertation study at the University of Texas Health Science Center at Houston in the Texas Medical Center (2010);

  Technical: A peer-reviewed feature article summarizing the technology, study results, and broad range of potential SAT applications was published in the IEEE Circuits and Systems Magazine in 2011;

BROAD RISKS AFFECTING THE COMPANY: The Company is subject to numerous risks, which are more fully discussed in the section of this prospectus entitled 'Risk Factors'. Some of the more significant risks included the following:
 - The Company is undercapitalized and has limited liquidity.
 - The Company technology is in the development/early commercialization stage.
 - The technology is novel and thus requires market recognition and acceptance.
 - If the Company does not successfully license its technology, it may never achieve profitability.
 - As a result of the industry competition, the Company may not gain enough market share to be profitable.
 - If the Company fails to protect its proprietary technology, its competitive position may be impaired.

 - There will be a limited trading market for the Company's common stock
 - The market price of our common stock may fluctuate significantly and may decline.

In addition, SAI qualifies as an 'emerging growth company' as defined in
Section 2(a)(19) of the Securities Act of 1933 and, as such, is allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read 'Risk Factors' and 'Emerging Growth Company Status.'

CORPORATE INFORMATION: Our principal executive offices are located at 2520 County Road 81, Rosharon, Texas 77583. Our website is www.signaladvance.com. Information contained on our website is not incorporated by reference into, and should not be considered a part of, this prospectus.

EMERGING GROWTH COMPANY STATUS: The Company qualifies as an 'emerging growth company' as defined in the Jumpstart Our Business Startups Act, or 'JOBS Act.' For as long as we are an emerging growth company, unlike other public companies, we will not be required to:
  - provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;
  - comply with any new requirements adopted by the Public Company Accounting Oversight Board (PCAOB), requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
  - comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission determines otherwise;
  - provide certain disclosure regarding executive compensation required of larger public companies; or
  - obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an 'emerging growth company' upon the earliest of:
  - when we have $1.0 billion or more in annual revenues;
  - when we have at least $700 million in market value of our common units held by non-affiliates;
  - when we issue more than $1.0 billion of non-convertible debt over a three-year period; or
  - the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in
Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to take advantage of the extended transition period, and as a result, we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

THE OFFERING: The following is a summary of the shares being offered by the selling shareholders:

Common stock offered by:   4,427,562 shares offered by selling shareholders

Common stock outstanding   9,762,409 shares (1)
  prior to the Offering:

Use of Proceeds:           We will not receive any proceeds from the sale of
                           the shares of common stock offered by the selling security holders.

Offering Price:            The selling shareholders may only sell their shares
                           of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such time as our common stock is quoted on the OTC Bulletin Board or another public trading market for our common stock otherwise develops. At and after such time, the selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Market for our shares:     There is not now and never has been any market for
                           our securities and an active market may never develop.

  (1) Based upon the total number of issued and outstanding shares as of April 1, 2014.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the factors discussed below when considering an investment in our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

This Offering entails a high degree of risk and entails a possible loss of all of one's investment. The ownership of Shares involves certain risk factors, which include lack of liquidity and economic and market risks. Therefore, prospective investors should carefully consider the following:

AN INVESTMENT IN THESE SHARES IS A HIGH-RISK INVESTMENT. THE PURCHASE OF THESE SECURITIES IS SUITABLE ONLY FOR INVESTORS OF SUFFICIENT FINANCIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY TO THE EXTENT OF THEIR INVESTMENT IN THE COMPANY AND WHO ARE ABLE TO SUSTAIN A COMPLETE LOSS OF THEIR INVESTMENT. THE COMPANY HAS LIMITED OPERATING HISTORY AND THERE IS NO ASSURANCE THAT IT CAN MEET ANY OF THE GOALS AND OBJECTIVES OF MANAGEMENT. IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE HEREIN,PROSPECTIVE INVESTORS ARE ADVISED TO CAREFULLY CONSIDER THE FOLLOWING MATTERS AND SHOULD CONSULT THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS WITH RESPECT THERETO. THE RISK FACTORS SET FORTH HEREIN AND THROUGHOUT THIS MEMORANDUM ARE NOT INTENDED TO BE, AND ARE NOT, AN EXHAUSTIVE LIST OF ALL POSSIBLE GENERAL OR SPECIFIC RISKS.

> Risks Related to the Company's Business

- The independent auditor has raised doubt about the company's ability to continue as a going concern.

The Independent Auditor's Report to the audited financial statements ONLY as of, and for, the years ended December 31, 2013, 2012 and 2011, indicate that there exist a number of factors that raise substantial doubt about the Company's ability to continue as a going concern. Doubts identified in the report include the fact that the Company currently has insufficient sources of revenue and the need to obtain adequate financing. If the Company is unable to continue as a going concern, investors could lose all or a part of their investment.

- The Company is undercapitalized and has limited liquidity.

The Company has financed the majority of its operations from the sale of its equity securities. The Company currently has sufficient working capital to fund operations for the subsequent six months. As such, the Company will need to raise additional capital to fund its working capital needs. The Company does not currently have any firm commitments from investors or any credit facilities available with financial institutions or any other third parties. Therefore, it is expected that it will need to enter into agreements with investors or engage in best efforts sales of its securities to raise needed working capital. There is no assurance that the Company will be successful in any funding effort. Failure to raise sufficient capital may necessitate the curtailment of operations and delay of start of any additional development activities.

- The Company is in the development/early commercialization stage.

The Company is currently in the development/early commercialization stage - continuing to develop its latest proprietary intellectual property and beginning commercialization activities. The Company's 'proposed' and 'intended' business purpose is to collaborate with, and market its intellectual property rights to, major client companies. As of the date of this prospectus, the Company has obtained an assignment of intellectual property for biomedical applications described in issued patents/patent applications (See 'Intellectual Property'). The Company currently lacks sufficient capital to generate revenue or operate the business in a profitable manner. As a development/early commercialization stage Company, its prospects are subject to all of the uncertainties, expenses and risks frequently encountered by companies in the technology development business and will likely encounter the same risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. Unanticipated expenses, problems, and technical difficulties may result in material delays in the development of its technology and products and, thus, may not obtain sufficient capital or achieve a significant level of operations. Even with sufficient capital, the Company may not be able to conduct such operations on a profitable basis.

- If the Company does not successfully license its technology, it may never achieve profitability.

The Company's research and development programs are currently on-going. If the Company is unable to develop its intellectual property into a commercially viable product, it may never achieve profitability, and can make no assurance as to future profitability.

- Due to the competitive nature of the industry, the Company may not gain enough market share to be profitable.

The technology development industry is intensely competitive. There may be numerous competitors in the United States and elsewhere capable of similar technology development. Because the Company is pursuing potentially large markets, its competitors include major, multi-national and specialized technology firms, universities and other research institutions. These competitors may successfully develop, market and commercialize competitive technology and products. Most of the competitors have greater financial resources, larger research and development staffs and more effective marketing and manufacturing organizations. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors, to develop and market commercial products. Competitors may succeed in developing or licensing technologies that are more effective or less costly. If successful, these companies may compete successfully with the Company's planned products. If the Company is unable to compete successfully, it will not be able to sell enough products at a price sufficient to generate profits.

- The Company's ability to achieve any significant revenue will depend on its ability to establish effective sales and marketing capabilities.

The efforts of the Company, to date, have focused on developing and evaluating its intellectual property. As the Company continues to develop its technology, and prepares for commercialization, it may need to build a sales and marketing infrastructure; an area in which the Company has limited experience. Failure to establish a sufficient marketing and sales force or to make alternative arrange-ments to have its products marketed and sold by others on attractive terms, will impair the Company's ability to commercialize its technology and to enter new or existing markets. Inability to effectively enter these markets would materially and adversely affect the Company's ability to generate significant revenues.

- We depend on market acceptance to license our technology and a lack of acceptance would depress our sales.

SA technology is novel and not well understood. Future deployment in a wide range of technical environments will require significant training and, if our products are not used correctly or as intended, performance gains may not be realized. Incorrect or improper use of our technology or failure to properly provide training, consulting, and implementation assistance could result in losses suffered by our clients, which could subsequently result in negative publicity, product liability or other legal claims against us. We depend on our reputation for quality products and services and injurious negative publicity could have a negative impact on our Company.

- The Company is heavily dependent on the management team and its consultants.

The Company's business strategy and success is dependent on the skills and knowledge of its management team. Operations will also be dependent on the efforts, ability and experience of key members of the prospective management staff and, to a lesser degree, on a small number of advisors and consultants. Therefore, the Company has little backup capability for their activities. The loss of services of one or more members of the management team or, to a lesser extent, the loss of one or more of the advisors, could significantly weaken management expertise and the Company's ability to efficiently run its business.

The Company does not currently maintain key man life insurance policies on any of its officers, although it intends to obtain such insurance policies in the future.

- The Company may face product liability claims related to the use or misuse of its products, which may results in significant losses.

If the Company is able to commercialize its products, it will also be subject to the risk of losses in the future due to product liability claims in the event that the use or misuse of its commercial products results in injury or death. The Company will seek to mitigate this potential liability by implementing indemnification means in the licenses it executes. The Company currently does not maintain liability insurance. In the event the Company chooses to purchase liability insurance, it cannot predict the magnitude or the number of claims that could be brought against the Company in the future. Accordingly, it is difficult to know what coverage limits would be adequate. In addition, such insurance may be expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims against the Company, regardless of their merit, could substantially increase costs and cause the Company to incur significant losses.

- The marketability and profitability of the Company's technology is subject to unknown economic conditions.

The marketability and profitability of the Company's technology may be adversely affected by local, regional, national and international economic conditions beyond its control. Favorable changes may not necessarily enhance the market-ability or profitability. Even under the most favorable market conditions, there is no guarantee that the Company's technology will be licensed or, if licensed, that such licensure will be made with favorable fees and terms.

> Risks Related to Intellectual Property

- If the Company fails to protect its proprietary technology, then its competitive position may be impaired.

The Company filed United States and foreign patent applications (in Europe, China, India and Mexico) for its technology. Patents have since been issued in China (Nov. 2012) and the U.S. (May 2013). As of the date of this Amendment, claims have been allowed in Mexico. Success will depend in part on the Company's ability to obtain and maintain United States and foreign patent protection for its technology and processes, preserve its trade secrets and operate without infringing the proprietary rights of others. The Company places considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering these inventions and the scope of claims made under such patents are still developing. In some of the countries in which the Company intends to market its products, obtaining intellectual property protection may be difficult or impossible. Past enforcement of intellectual property rights in many of these countries has been limited or non-existent. Future enforcement of patents and proprietary rights in many other countries may be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

- The Company's patent position (two issued and other patents pending) involves complex legal and factual questions.

Inventors of subject matter covered by patent applications or patents owned or licensed by the Company may not have been the first to invent or the first to file patent applications for such inventions. Due to uncertainties regarding patent law and the circumstances surrounding the Company's patent applications, the pending or future patent applications owned by the Company, may not result in the issuance of any patents. Existing or future patents owned by the Company may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, any rights the Company may have under any issued patents may not provide sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

- Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm the Company's ability to operate.

There is always a risk that the manufacture, use, marketing or sale of the Company's products could infringe on the patent rights of others. If the Company is unable to avoid infringement of the patent rights of others, it may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. The Company may not have sufficient resources to resolve such matters as patent litigation can be costly and time consuming. In addition, if the Company does not obtain a license, develop or obtain non-infringing technology, or fail to successfully defend an infringement action or have the patents that the Company is alleged to infringe declared invalid, the Company may:
  - incur substantial money damages;
  - encounter significant delays in bringing its products to market;
  - be precluded from the use or licensing of SA technology without first obtaining licenses to do so; and/or
  - be unable to obtain any required license on favorable terms, if at all.

In addition, if another party claims the same subject matter or subject matter overlapping with the subject matter that the Company has claimed in a patent application or patent, it may decide or be required to participate in interference proceedings in order to determine the priority of invention. Loss of such an interference proceeding would deprive the Company of patent protection sought or previously obtained and could prevent the Company from commercializing its products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect the Company's financial results.

- Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect its proprietary technology and processes, the Company must also rely in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers, other advisors and other companies negotiating or licenses. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of the Company's proprietary rights and failure to obtain or maintain trade secret protection could adversely affect the Company's competitive business position.

> Risks related to the Company's financial reporting and auditing

- As long as the Company qualifies as an emerging growth company, it is not required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, the Jumpstart Our Business Startups Act, or the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for 'emerging growth companies,' including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things:
  - provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002,
  - comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,
  - comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise,
  - provide certain disclosure regarding executive compensation required of larger public companies, or
  - hold shareholder advisory votes on executive compensation.

- The Company does not have an independent audit or compensation committee.

Future audit and compensation committees of the Company may include members of the board of directors that are not considered independent. The absence of completely independent audit and compensation committee could lead to conflicts of interest between committee members and the officers and directors, which could work to the detriment to the Company's shareholders.

To be deemed "independent" under the audit committee rules, an audit committee member must not: 1) accept any consulting, advisory or compensatory fee from the issuer or any subsidiary, other than in the member's capacity as a member of the board or any board committee; and 2) be an affiliated person of the issuer or any subsidiary apart from serving as a member of the board or any board committee. An exception provided for a new issuer that is a smaller reporting company requires at least one fully independent member at the time of an issuer's initial listing, a majority of independent members within 90 days, and a fully independent committee within one year. Currently, only one of the members of our Board of Directors, from which the three members of the audit committee would be selected, meets the criteria to be deemed 'independent'.

- The Company will extend the period for adopting new and revised accounting standards.

The Company qualifies as an 'emerging growth company' pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an 'emerging growth company' can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

- The Company is not required to make a formal assessment of the effectiveness of our internal control over financial reporting.

The Company is not currently required to comply with the SEC's rules regarding implementing Section 404 of the Sarbanes-Oxley Act of 2002, and is therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded company, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 in our first fiscal year following becoming a publicly traded company, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an 'emerging growth company' within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending five (5) years after becoming a publicly traded company. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

> Risks Related to an Investment in the Company's Securities

- The market price of our common stock may fluctuate significantly and may decline.

The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors, may adversely affect our ability to raise capital through future equity financings. These factors include:
  - significant volatility in the market price and trading volume of securities of companies in our industry, which are not necessarily related to the operating performance of these companies;
  - changes in regulatory policies, particularly with respect to industry targets for our products and services included in our business model;
  - our common stock is unlikely to be followed by any market analysts in the immediate future, and there may be few institutions acting as market makers for the common stock which can adversely affect its price (and the lack of additional information and opinions coming from institutions and analysts may act to discourage investors from investing in our stock);
  - changes in earnings or variations in operating results and information about earnings or operating performance released by us or companies comparable to us;

  - changes in the value of assets held by us or changes in perceptions of such values;
  - any shortfall in revenue or net income or any increase in losses from levels expected or predicted by investors;
  - departure of one or more of the Company's key personnel;
  - announcements or other information regarding of technological innovations or new products by us or our competitors;
  - potential legal and regulatory matters (including development of or disputes concerning our intellectual property rights);
  - changes in prevailing interest rates;
  - announcements or other information regarding customer orders or, currency exchange rate fluctuations;
  - market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology sectors of the securities markets and other general economic trends and other external factors; and
  - the loss of a major funding source.

- There will be a limited trading market for the Company's common stock.

The Company's common stock is not currently traded on any securities exchange. The Company will be seeking clearance to have shares of common stock quoted and traded on the OTC Bulletin Board, however, there can be no assurance that its shares of common stock will be quoted for trading on the OTC Bulletin Board or, if quoted, that there will be sufficient liquidity in the shares. If no market develops for its shares of common stock or there is insufficient liquidity in the shares, it will be difficult for shareholders to sell their stock, if at all.

- There are risks associated with the volatility of stock pricing associated with newer, smaller companies and limited markets.

We are a relatively new Company entering a highly competitive marketplace. Thus, this investment may be marketable only to a limited segment of the investing public. The Company believes those similar small companies which are newer and have a small capitalization offer significant potential for growth, although such companies generally have more limited product lines, markets, market share and financial resources than larger or more established companies. The securities of such companies, if traded in the public market, may trade less frequently and in more limited volume than those of more established or larger companies due to lack of acceptance by many of the investing public. In addition, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of newer companies with small capitalization. In particular, newer companies with small capitalization, that trade in the over-the-counter markets, have experienced wide price fluctuations not necessarily related to the operating performance of such companies. As we are such a Company, our Common Stock may experience the volatility associated with newer, smaller companies.

- The Company's common stock may be considered a "penny stock" and, as such, the market for the common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of the Company's common stock remains below $5.00 per share or the Company has net tangible assets valued at $2,000,000 or less, its shares of common stock are likely to be subject to certain "penny stock" rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally, an institution with assets in excess of $5,000,000 or an individual with a net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person(s) working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell shares of the Company's common stock and limit the liquidity of its shares. See "Plan of Distribution" for a more detailed discussion of the penny stock rules and related broker-dealer restrictions.

- Trading in the Company's securities could be subject to extreme price fluctuations that could adversely affect your investment.

The market prices for securities of technology companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized announcements and events may have a significant impact on the market price of the Company's common stock. Any of the following could have the effect of temporarily or permanently driving down the price of the Company's common stock:
  - Technological discoveries by competitors;
  - Unfavorable results from on-going research and development;
  - Unfavorable developments concerning patents or other proprietary rights; or
  - Unfavorable economic market developments;

In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging technology companies, such as this Company, and which are often unrelated to the operating performance of the affected companies.

- Substantial sales of the Company's stock may impact the market price of its common stock.

Future sales of substantial amounts of the Company's common stock, including shares that the Company may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if the Company raises additional funds through the issuance of common stock or securities convertible into, or exercisable for, common stock, the percentage ownership of the Company's shareholders will be diluted and the price of the common stock may fall.

- The Company does not expect to pay dividends for the foreseeable future.

The Company plans to use any earnings generated from its operations to finance its business and will likely pay any cash dividends to its shareholders in the foreseeable future.

- With the filing of this registration statement, the Company is undertaking to commence filing periodic reports and other reports with the SEC.

We will incur additional expenses as a result of being a reporting public Company, which may further strain our limited resources. If we cease filing periodic reports with the SEC, the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market would be negatively impacted.

There are significant costs associated with operating as a public Company which will be borne by the Company but will not likely be recouped from additional sales. Our status as a reporting Company is not expected to impact the decision of potential licensees to license our technology. The Company will be obligated to meet certain disclosure requirements such as presenting audited financial statements and preparing periodic reports, cost of which will be significant. There are significant costs associated with compliance and reporting in order to be a reporting public company. These costs depend on a number of factors such as complexity of accounting and corporate organization. As the Company grows, these costs will likely grow and the Company will be required to pay costs and professional fees associated with reporting. There can be no assurance that the Company will have sufficient resources to be able to continue to pay all of the costs and professional fees associated with being a reporting Company as well as the costs associated with executing on its business model. If we do not incur these costs, we would be in violation of our obligations as a reporting Company and the ability of shareholders to sell or resell our securities would be affected. If we cease filing periodic reports with the SEC, it could result in certain listing services refusing to publish information about our Company or prices for our Common Stock. This will, in turn, affect the ability of our shareholders to access trading information about our Common Stock, which could negatively impact our stock price and the liquidity of our Common Stock.

> Risks Associated with Forward-Looking Statements

This document contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to its planned marketing efforts and future economic performance. There are statements in this registration statement that are not historical facts. These 'forward-looking statements' can be identified by terms such as 'may,'
'could,' 'believe,' 'hope,'   'anticipate,' 'should,' 'intend,' 'plan,' 'will,'
'expect,' 'estimate,' 'project,' 'positioned,' 'strategy' and similar expressions. You should be aware that these forward-looking statements are not facts and are subject to risks and uncertainties that are beyond our control. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus, generally. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under 'Risk Factors.'

Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements so not take into account possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.

In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.


USE OF PROCEEDS (Item 4)

The Company will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling shareholders.


DETERMINATION OF OFFERING PRICE (Item 5)

The selling shareholders may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such time as our common stock is quoted on the OTC Bulletin Board or another public trading market for our common stock otherwise develops. At and after such time, the selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or a privately negotiated prices. The fixed price of $2.00 at which the selling shareholders may sell their shares pursuant to this prospectus was determined arbitrarily. All shares being offered pursuant to this prospectus will be sold by existing shareholders without the Issuer's involvement. There is no assurance of when, if ever, our stock will be listed on an exchange or quotation system.


DILUTION (Item 6)

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


SELLING SECURITY HOLDERS (Item 7)

This prospectus covers the resale by the Selling Security Holders identified below of 4,427,562 shares of the Company's Common Stock. The following table sets forth the number of shares of Common Stock beneficially owned by the Selling Security Holders as of the date of this Amendment, and, after giving effect to this offering. None of the selling shareholders received any of our securities as compensation for underwriting services. At the time of each purchase of the shares offered hereby, each selling shareholder represented that the Selling Security Holder's shares were purchased for the selling shareholder's own account, for investment and not with a view to the distribution of those shares.

                                 Number     Percentage  Number of    Percentage
                                 of Shares  Ownership   Outstanding  Ownership
                                 Owned      before      Shares       after
                                 Before     Offering    Offered by   Offering
                                 Offering      (1)      Selling         (1)
BENEFICIAL OWNER                                        Stockholder
-----------------------------    ---------  ----------  -----------  ----------
ADAIR, BRYCE DAVID                    250       < 1%           250       0.0%
ADAIR, CHARLES W &
  DIANNA S ADAIR JTWROS           107,500       1.1%       107,500       0.0%
ADAIR, FARRAH LEIGH                   250       < 1%           250       0.0%
ADAIR, MARJORIE                     2,500       < 1%         2,500       0.0%

ADAIR, PAIGE ASHLEY                   250       < 1%           250       0.0%
ADAIR, ZACHERY CLINTON                250       < 1%           250       0.0%
ADAMS, RYAN                         2,313       < 1%         2,313       0.0%
ALIU, CHERIE                        1,250       < 1%         1,250       0.0%
ARGENTON, ANNA L                      375       < 1%           375       0.0%
ARRINGTON, EUGENIA                    375       < 1%           375       0.0%
ASHER, DAVID W &
  JILL M ASHER JTWROS               9,375       < 1%         9,375       0.0%
BATCHLOR, JUDITH A                    375       < 1%           375       0.0%
BLACKER, H M & JEANNE F TTES
  HM & JF BLACKER TR (2)          223,750       2.3%       223,750       0.0%
BLYTHE, ADAM &
  LORI BLYTHE JTWROS               15,750       < 1%        15,750       0.0%
BOHI, DAN                          38,000       < 1%        38,000       0.0%
BOHNISCH, MONI C/F LAUREN
  M GIBBONS UGMA/TX                31,250       < 1%        31,250       0.0%
BOHNISCH, MONI C/F IAN
  S GIBBONS UGMA/TX                31,250       < 1%        31,250       0.0%
BOURNE, TOM                        50,000       < 1%        50,000       0.0%
BOYD, STEVE                        12,500       < 1%        12,500       0.0%
BRADSHAW, RICK & DIANNA
  BRADSHAW COM PROP                10,000       < 1%        10,000       0.0%
BRANDT, MICHAEL E                  45,000       < 1%        45,000       0.0%
BURKHART, ROBERT LEWIS &
  MELANIE BURKHART JTWROS          37,500       < 1%        37,500       0.0%
BYRD, DEBORAH                      40,000       < 1%        40,000       0.0%
CHACKO, AJI & SONIA
  CHACKO JTWROS                     5,000       < 1%         5,000       0.0%
CORDELL, KYLE THOMAS                1,500       < 1%         1,500       0.0%
CORKRAN INVESTMENTS LTD (3)        25,000       < 1%        25,000       0.0%
CORKRAN, H RAY & TRICIA
  CORKRAN JTWROS                  645,000       6.6%       645,000       0.0%
CURTISS, JR JOHN &
  SHARON CURTISS JTWROS            25,000       < 1%        25,000       0.0%
DEWOLF, DEBORAH                       500       < 1%           500       0.0%
DICKSON, ROBERT M &
  AMMALINE DICKSON JTWROS           2,500       < 1%         2,500       0.0%
DULA, KIM                           1,225       < 1%         1,225       0.0%
DULA, KIM & ALEX DULA
  JTWROS                          135,488       1.4%       135,488       0.0%
DULA, KIM CUSTODIAN FOR
  TESS DULA UGMA/TX                13,188       < 1%        13,188       0.0%
E*TRADE CLEARING LLC               25,000       < 1%        25,000       0.0%
EAGLE'S LIFT MINISTRIES            10,000       < 1%        10,000       0.0%
EDUCATIONAL ENRICHMENT
  CENTER INC                      205,174       2.1%       205,174       0.0%
EQUITY TRUST COMPANY C/F
  CLIFFORD M HAYES IRA             10,767       < 1%        10,767       0.0%
EQUITY TRUST COMPANY C/F
  KIM GIBSON DULA IRA              28,032       < 1%        28,032       0.0%
EQUITY TRUST COMPANY C/F
  DEBORAH STINNETT IRA              2,428       < 1%         2,428       0.0%
EQUITY TRUST COMPANY C/F
  ROY E STINNETT IRA                2,428       < 1%         2,428       0.0%
EQUITY TRUST COMPANY FBO
  JOHN G HOWELL III IRA            17,398       < 1%        17,398       0.0%

EVANS, ALICIA                       2,500       < 1%         2,500       0.0%
FAUX, MICHELLE C/O
  KARL ZERCOE                         625       < 1%           625       0.0%
FAZEKAS, LISA K &
  ALLEN R FAZEKAS JTTEN             5,000       < 1%         5,000       0.0%
FERRARA, NICHOLAS                  20,000       < 1%        20,000       0.0%
FIRST CLEARING LLC                 50,000       < 1%        50,000       0.0%
FORTINBERRY, DANIELLE L             1,000       < 1%         1,000       0.0%
FULBRIGHT, JOHN &
  KAREN FULBRIGHT JTWROS           14,375       < 1%        14,375       0.0%
FURR, CRAIG A &
  LISA S FURR JTWROS                5,500       < 1%         5,500       0.0%
GASAWAY, LORI                       2,500       < 1%         2,500       0.0%
GIBSON, ELLIS                      25,000       < 1%        25,000       0.0%
GONZALES, AMANDA KAY                  250       < 1%           250       0.0%
GONZALES, LEAH R                    1,500       < 1%         1,500       0.0%
GONZALEZ, ANDREA V &
  GREGORIO GONZALEZ JTWROS            500       < 1%           500       0.0%
GRANT, GEORJEAN                    13,000       < 1%        13,000       0.0%
GS WHITNEY & CO (4)               100,000       1.0%       100,000       0.0%
GUEL, ISRAEL                        6,250       < 1%         6,250       0.0%
GUEL, ISRAEL JR                     2,500       < 1%         2,500       0.0%
GUEL, JAIME                         2,500       < 1%         2,500       0.0%
GUEL, MARIO                         2,500       < 1%         2,500       0.0%
GUEL, VIRGIL                        2,500       < 1%         2,500       0.0%
HAILEY, RENEE G &
  DAVID H HAILEY JTWROS             3,200       < 1%         3,200       0.0%
HAYES, CLIFFORD M                   7,178       < 1%         7,178       0.0%
HAYES, CLIFFORD M &
  BRENDA H HAYES COM PROP           1,000       < 1%         1,000       0.0%
HENRY, DAVID G                      6,250       < 1%         6,250       0.0%
HILL, NATHAN                       10,000       < 1%        10,000       0.0%
HILL, PATRICK                       6,250       < 1%         6,250       0.0%
HOWELL, III JOHN G &
  NANCY HOWELL JTWROS              11,599       < 1%        11,599       0.0%
HUCK, GERRI                         2,000       < 1%         2,000       0.0%
HUNTER, SCOTT                       6,250       < 1%         6,250       0.0%
HUTCHINS, BOB &
  MARLENE HUTCHINS JTWROS           2,000       < 1%         2,000       0.0%
HUTCHINS, MARLENE                   1,000       < 1%         1,000       0.0%
HYMEL, ASHLEY C/O
  ANDREA MCKENNA                   66,250       < 1%        66,250       0.0%
HYMEL, KATHRYN                      2,500       < 1%         2,500       0.0%
HYMEL, KENT                         2,500       < 1%         2,500       0.0%
HYMEL, KENT P &
  JANET M KINAMORE JTWROS           8,000       < 1%         8,000       0.0%
HYMEL, M DOUGLAS                    3,250       < 1%         3,250       0.0%
HYMEL, MARC A                     118,750       1.2%       118,750       0.0%
HYMEL, MARC A &
  JANET G HYMEL JTTEN               6,250       < 1%         6,250       0.0%
HYMEL, RACHEL                       2,500       < 1%         2,500       0.0%
HYMEL, SHELLEY                     27,500       < 1%        27,500       0.0%
HYMEL, TERRI                       10,000       < 1%        10,000       0.0%
HYMEL, TERRI C/F
  EMMA G HYMEL UGMA/TX             66,250       < 1%        66,250       0.0%
HYMEL, TERRI C/F
  EVAN N HYMEL UGMA/TX             66,250       < 1%        66,250       0.0%

IVY, DENISE M THERIOT &
  MACKLYN C IVY JR JTWROS           7,938       < 1%         7,938       0.0%
JACKSON, EDWIN L                      375       < 1%           375       0.0%
JACKSON, ROBERT P                 195,000       2.0%       195,000       0.0%
JACKSON, SHARON G                     375       < 1%           375       0.0%
JOE, HERBERT                       90,000       < 1%        90,000       0.0%
JOE, HERBERT CUSTODIAN
  CHRISTOPHER JOE UGMA/TX             500       < 1%           500       0.0%
JOE, MCKINLEY C/F
  CHRISTOPHER JOE UGMA/TX          50,000       < 1%        50,000       0.0%
KENNEY, TERESA LYNN                 1,250       < 1%         1,250       0.0%
KESSEL, JOHN A &
  ANDREA M KESSEL TENCOM           50,000       < 1%        50,000       0.0%
LEE, MARVIN D &
  TAMARA D LEE JTWROS              38,750       < 1%        38,750       0.0%
LEE, RICHARD SCOTT &
  PATRICIA H LEE JTWROS            35,000       < 1%        35,000       0.0%
LONG, RYAN &
  CARMEN LONG JTWROS                3,000       < 1%         3,000       0.0%
LOPEZ, ARMANDO JR &
  SHANNA M LOPEZ JTWROS               250       < 1%           250       0.0%
LUETKEMEYER, CHRISTIAN &
  JAMIE LUETKEMEYER JTWROS         40,000       < 1%        40,000       0.0%
LUMB, LAURA                         2,500       < 1%         2,500       0.0%
MARTIN, ROXIE J                       375       < 1%           375       0.0%
MCCAIN, PETER                      25,000       < 1%        25,000       0.0%
MCGEE, ROY LEE &
  KIA BETH ELDRID MCGEE JTWROS      3,250       < 1%         3,250       0.0%
MCKENNA, ANDREA                    44,667       < 1%        44,667       0.0%
MCKENNA, ANDREA C/F
  ASHLEY M HYMEL UGMA/TX          118,750       1.2%       118,750       0.0%
MCKENNA, ANDREA C/F
  EMMA G HYMEL UGMA/TX            118,750       1.2%       118,750       0.0%
MCKENNA, ANDREA C/F
  EVAN N HYMEL UGMA/TX            118,750       1.2%       118,750       0.0%
MCKENNA, JOHN C/O
  ANDREA MCKENNA                   12,500       < 1%        12,500       0.0%
MELINDER, ROBERT                    6,250       < 1%         6,250       0.0%
MESSARRA, ANDREW &
  CHRISTINA MESSARA JTWROS          1,250       < 1%         1,250       0.0%
MINTER, DAVID &
  MECHELLE MINTER JTWROS           32,000       < 1%        32,000       0.0%
MONTGOMERY, JAMES &
  CHERI MONTGOMERY JTWROS           3,000       < 1%         3,000       0.0%
MOORE, LORI                         2,500       < 1%         2,500       0.0%
MOORE, LORI                         2,500       < 1%         2,500       0.0%
MORRIS, TIMOTHY                    30,000       < 1%        30,000       0.0%
NEAL, WILLIAM R &
  SANDRA S NEAL JTWROS            250,000       2.6%       250,000       0.0%
NGUYEN, HOANG-NAM NGOC &
  COURTNEY J NGUYEN JTWROS          1,000       < 1%         1,000       0.0%
NGUYEN, LANH XUAN                     625       < 1%           625       0.0%
NILSSON, THOMAS                       500       < 1%           500       0.0%
O'BRYANT, JR JULIAN W               1,000       < 1%         1,000       0.0%
PARKS, GLADY LYNN M &
  STEVE PARKS JTWROS              100,000       1.0%       100,000       0.0%

POOLE, DOINE H &
  GUADALUPE POOLE JTWROS            7,500       < 1%         7,500       0.0%
POOLE, PEGGY                        3,750       < 1%         3,750       0.0%
QUANTUM BIT INDUCTION
  TECHNOLOGY INC (5)               21,250       < 1%        21,250       0.0%
R & T MANAGEMENT LLC (3)          101,250       1.0%       101,250       0.0%
RAFFERTY, JOHN C                    1,250       < 1%         1,250       0.0%
REEDER, MARSHAL BRIAN &
  HEATHER W REEDER JTWROS           9,250       < 1%         9,250       0.0%
REEDER, PETER LINN &
  JUDITH C REEDER JTWROS            1,750       < 1%         1,750       0.0%
RICHARDSON, SUZANN                  3,000       < 1%         3,000       0.0%
ROMERO, JR JOSEPH C                 1,500       < 1%         1,500       0.0%
RUSSELL, BRENDA J                     375       < 1%           375       0.0%
RUSSELL, HAROLD L                  15,000       < 1%        15,000       0.0%
SCHLICHTING, DANIEL &
  J SCHLICHTING JTWROS             16,250       < 1%        16,250       0.0%
SCHLICHTING, J CUST
  W SCHLICHTING UGMA/TX             2,750       < 1%         2,750       0.0%
SCHLICHTING, J CUST
  J SCHLICHTING UGMA/TX             2,750       < 1%         2,750       0.0%
SCHLICHTING, J CUST
  E SCHLICHTING UGMA/TX             2,750       < 1%         2,750       0.0%
SCHNEIDER, MICHAEL                    250       < 1%           250       0.0%
SHIH, HUE-THE                       1,500       < 1%         1,500       0.0%
SKIDMORE, ERIC &
  DEBORAH SKIDMORE JTWROS           1,500       < 1%         1,500       0.0%
SKILLERN, MIKE                      3,282       < 1%         3,282       0.0%
SKOLNICK, DAVID                     6,250       < 1%         6,250       0.0%
SKOLNICK, JONATHAN                  6,250       < 1%         6,250       0.0%
SKOLNICK, MICHAEL                   6,250       < 1%         6,250       0.0%
SKOLNICK, SARA                      6,250       < 1%         6,250       0.0%
SMART, HERBERT E &
  MARTHA M SMART COM PROP           2,000       < 1%         2,000       0.0%
SMITH, DAVID A &
  SHIRLE M SMITH JTWROS            10,000       < 1%        10,000       0.0%
SORIANO, CARLOS &
  LOUISE SORIANO JTWROS            11,875       < 1%        11,875       0.0%
STINNETT, DEBORAH                   1,619       < 1%         1,619       0.0%
STINNETT, ROY E                     3,619       < 1%         3,619       0.0%
STOCKIE, TONI                       2,500       < 1%         2,500       0.0%
STODDARD, DEBBIE                   15,000       < 1%        15,000       0.0%
STOVALL, STEPHEN                    1,000       < 1%         1,000       0.0%
STUART, CLAUDEAN A                    500       < 1%           500       0.0%
TATE, MADISON A                       375       < 1%           375       0.0%
TATE, MELODY H                        375       < 1%           375       0.0%
TATE, RUSS                            375       < 1%           375       0.0%
TD AMERITRADE CLEARING INC        111,250       1.1%       111,250       0.0%
TIGTIG, DOUGLAS                     1,250       < 1%         1,250       0.0%
TOTSKY, KIM E                      93,750       < 1%        93,750       0.0%
TRUE, ELIZABETH                     7,500       < 1%         7,500       0.0%
VAN CLEVE, JR W A                   5,000       < 1%         5,000       0.0%
VILLAREAL, JOSEPH A                   625       < 1%           625       0.0%
VILLAREAL, LAUREN O                   625       < 1%           625       0.0%
WALLACE, CHERYL RENEE                 375       < 1%           375       0.0%
WALLACE, LAMOINE &
  CAROL WALLACE JTWROS             17,500       < 1%        17,500       0.0%

WATERMARK INVESTMENTS LLC           4,175       < 1%         4,175       0.0%
WEISS, PHILLIP A &
  SANDRA L WEISS JTWROS            10,000       < 1%        10,000       0.0%
WORMAN, PETER JOHNSON &
  MAUREEN KELLY WORMAN JTWROS       2,000       < 1%         2,000       0.0%
ZERCOE, PHYLLIS                     4,344       < 1%         4,344       0.0%
ZERCOE, SHEILA A C/O
  KARL ZERCOE                       1,250       < 1%         1,250       0.0%
ZERCOE, WALTER D C/O
  KARL ZERCOE                       1,250       < 1%         1,250       0.0%
                               -----------              -----------
TOTALS:                         4,427,562                4,427,562

 (1) Assumes the sale of all shares offered.
 (2) The trustees of H.M. Martin, M.D. and Jeanne Foltz Blacker Revocable Living Trust are H. Martin Blacker, M.D. and Jeanne Foltz Blacker
 (3) The authorized agent for R&T Management, LLC and Corkran Investments Ltd is Ray Corkran
 (4) The authorized agent for GS Whitney & Co is Nicholas Ferrara
 (5) The authorized agent for Quantum Bit Induction Technology, Inc. is Mike Skillern


PLAN OF DISTRIBUTION (Item 8)

The selling shareholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholders may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such time as our common stock is quoted on the OTC Bulletin Board or another public trading market for our common stock otherwise develops. At and after such time, these dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use one or more of the following methods to dispose of shares or interests therein:
  - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers
  - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  - an exchange distribution in accordance with the rules of the applicable exchange;
  - privately negotiated transactions;
  - short sales;
  - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
  - a combination of any such methods of sale; and
  - any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be 'underwriters' within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

Selling shareholders who are 'underwriters' within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and for which it is in compliance.

The Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company expects to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act.


DESCRIPTION OF SECURITIES TO BE REGISTERED (Item 9)

Common Stock:     CUSIP Number: 82662L 20 9      Trading Symbol: SIGL

The Company had 9,520,409 shares of its common stock issued and outstanding as of December 31, 2013 and 9,762,409 shares of its common stock issued and outstanding as of April 1, 2014. The Company is authorized to issue up to 100,000,000 shares of common stock, with no par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors. The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available. Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to shareholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each. Holders of common stock generally have no preemptive, subscription, redemption or conversion rights.

This stock may be considered a penny stock. As such, Penny Stocks must, brokers must, among other things, provide customers with a risk disclosure statement, setting forth certain specified information prior to a purchase transaction:
  - Disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker-dealer's offer price for the Penny Stock;
  - Disclose the aggregate amount of any compensation the broker-dealer receives in the transaction;
  - Disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction;
  - Deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock.

Non-stock exchange and non-NASDAQ stocks would not be covered by the definition of Penny Stock for:
    (i) issuers who have $2,000,000 tangible assets ($5,000,000 if the issuer has not been in continuous operation for 3 years);
   (ii) transactions in which the customer is an institutional accredited investor; and
  (iii) transactions that are not recommended by the broker-dealer.

PENNY STOCK RULES: The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-Dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock, not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

PREFERRED STOCK: The Company has not authorized any preferred stock and has no plans to do so in the foreseeable future.

WARRANTS/OPTIONS: The Company has never issued any warrants or options for its common stock

CERTAIN ANTI-TAKEOVER PROVISIONS: Shareholders' rights and related matters are governed by the Texas Business Corporation Act, General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the Texas Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for shareholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

The existence of authorized but unissued shares of our common stock may enable the Company's Board of Directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of its common stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal is not in the best interests of the Company, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent, render more difficult or make more costly, the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DIVIDENDS: Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

- Trading of Securities in Secondary Market

There is currently no trading of the securities in any market.

REGISTERED OFFERING: The Company has no specific plans to conduct a registered offering of its securities other than for its 'Selling Shareholders'.

TRANSFER AGENT:   Nevada Agency and Transfer Company (NATCO)
                  50 West Liberty St., Suite 880,
                  Reno, Nevada 89501
                  (775) 323 0626

OTHER SECURITIES TO BE REGISTERED:  None


INTERESTS OF NAMED EXPERTS AND COUNSEL (Item 10)

The following individuals have rendered opinions that are referenced in this registration statement. Some of these experts own shares of the common stock of the Company. While none of the stock issuances were made on a contingent basis, in the interest of full disclosure, the following information is provided.

Richard C. Seltzer, attorney-at-law, provided a legal opinion regarding the validity of common stock owned by Selling Shareholders listed in this registration statement. Mr. Seltzer serves as a member of the Company's Board of Directors and, as of April 1, 2014, owns just over 1% of the Company's total issued and outstanding common stock (See Item 11m - Security Ownership of Certain Beneficial Owners).

Bobby J Hutton, Certified Public Accountants is an independent registered accountant engaged to audit the financial statements of the Company for fiscal years ending December 31, 2013, 2012 and 2011. The fees paid to Mr. Hutton for to date totaled $13,948. Mr. Hutton has no interest in the Company.

David G. Henry, a registered patent attorney, provided his opinion regarding the intellectual property of the Company. As of April 1, 2014, Mr. Henry owns less than 0.1% of the Company's total issued and outstanding common stock.

Harold L. Russell, Ph.D., provided an opinion regarding the proprietary technology of the Company. As of the date of this Amendment, Dr. Russell owns less than 0.2% of the Company's total issued and outstanding common stock.

INFORMATION WITH RESPECT TO REGISTRANT (Item 11)

Description of Business (Item 11a)

THE COMPANY: Signal Advance, Inc. was initially incorporated in Texas in June, 1992 as Biodyne, Inc., an engineering product and procedure development and consulting firm focused on the implementation of emerging technologies in biomedicine. The Company has significant experience in computer technology, distributed information systems, and data acquisition and analysis systems as well as medical-legal and other litigation support. The firm provided consulting services for numerous medical and legal professionals and institutions in, and around, the Texas Medical Center in Houston.

In 2000, the Company divested of its computer and litigation support operations, and focused on the development of emerging technologies in biomedicines. This 'refocus' of the Company's mission was largely determined by the president's doctoral studies in biomedicine which suggested a number of development and commercialization opportunities in biomedical instruments/technology. These projects effectively exploited the Company's unique combination of computer, engineering, and biomedical experience and development capabilities.

In 2005, the Company changed its name to Biodyne Development Company, Inc to more accurately reflect its mission and current activities. The Company continued to provide engineering and consulting services. 'In-house' research and development efforts focused on the applications for proprietary intellectual property referred to as Signal Advance technology (SAT). In 2007, the Company changed its name to Signal Advance, Inc. (SAI). In 2008, the Company acquired the right to use SAT in biomedical applications. SAI continues to develop and refine, in order to expand potential markets which targeting specific applications, for which SAI is now pursuing commercialization through licensing.

- The Technology

OVERVIEW: Sensors are used to detect various physical or physiological properties (e.g. pressure, temperature, speed, heart rate) and convert these properties into analog electrical signals. Typically, these signals are then digitized and processed to generate an output which can be used for monitoring, intervention, process control or similar functions. SAT acts to temporally advance the detection of these analog electrical signals to thereby offset or even eliminate circuit transmission and/or processing delays in responsive (interventional or control) systems. This technology can potentially improve the performance of a wide range of devices that process analog signals in areas such as industrial process control, interventional medical devices, alarm/detection systems, flight and vehicular control, as well as military targeting/weaponry. One of the most promising application areas (of which there are many) is that of medical intervention devices in which a small increase in signal detection time (on the order of fractions of a second) could have a major impact on the efficacy of the device.

PROBLEM, SOLUTION, AND VALUE: In state-of-the-art interventional medical or industrial devices, time delays due to signal detection, processing and generating a response reduce the likelihood of successful intervention. This applies, for instance, to containing or limiting a life-threatening patho-physiological event such as cardiac ventricular fibrillation or an epileptic seizure. The earlier the intervention is initiated, the greater the chance for successful remediation.

Currently, hybrid predictive feedback and feed-forward control systems are used to improve control response performance. Approaches to improving systems that rely on increasingly faster electronics can reduce, but never completely eliminate, these delays, nor provide a net temporal advance. SAT achieves the latter by exploiting 'negative group delay', a somewhat counterintuitive, yet empirically verified, wave propagation phenomenon in physics.

In most electronic circuits, the output signal is typically delayed relative to the input. In a circuit exhibiting a negative group delay, the output signal is advanced in time relative to the input, thus the term 'signal advance'. The temporal advance achieved using SAT can potentially offset signal detection and processing delays.

SAI's initial R&D focus is the application of SAT to the detection of bioelectric signals (e.g. the ECG or EEG) for potential use in interventional medical applications. However, the Company has identified whole classes of physical analog signal sensors that operate within an optimal frequency range for signal detection temporal advancement, along with a host of probable licensing targets. These include biomedical (e.g. cardiac rhythm management, neurostimulation and neuroprosthetics). Other potential non-biomedical markets include commercial, industrial, military and transportation applications (e.g. alarm/detection systems, industrial process control, vehicular/flight control, and military targeting/weaponry). In industrial process control, response delays can negatively impact product yield, safety, fuel use and waste. In transportation, engine combustion control delays affect performance, fuel efficiency and exhaust pollutants. In defense oriented systems, feedback delays reduce response effectiveness.

SUMMARY AND STATUS:  From January 1, 2013 through December 30, 2013, the
Company invested approximately $1,065,000 on research, development and acquisition/protection of its proprietary intellectual property (Signal
Advance Technology). Filing and patent attorney fees were paid in cash, while the equity was exchanged for the majority of these expenses with the result that none of these costs were borne by customers.

SAI has developed a number prototype of SA circuit designs that operate over various frequency ranges. Circuit transfer functions have been analyzed and their performance modeled and the circuit designs have been tested using a range of test signals. Circuitry designed specifically for electrocardiology, the electrical functioning of the heart, has recently completed rigorous refinement, testing and evaluation. The 'negative delay' (temporal advance) of the analog signals achieved with SAT was investigated in a university study (Hymel CM, Application of Signal Advance Technology to Electrophysiology, University of Texas Health Science Center at Houston, Graduate School of Biomedical Sciences, August 2010). The project, completed in 2010, exceeded all of its objectives, successfully demonstrating the ability of SAT to temporally advance a range 'known' constructed test signals (pulses and sine waves) and human electro-cardiographic (ECG) signals (heart beats) from cardiac patients. A comprehensive review article describing SAT, summarizing the study results and discussing potential applications was published in a peer-reviewed, feature article which appeared in the IEEE Circuits and Systems magazine in 2011.

DIFFERENTION: Current approaches to improving the performance of signal transmission and responsive systems rely solely on the development of increasingly faster electronics that can merely reduce the total time delay through the device but not eliminate it entirely nor provide a net temporal advance. In addition, hybrid predictive feedback and feed-forward control systems (typically implemented digitally) are employed to improve signal response performance. These approaches may be adequate for a number of control systems.

SAT however, achieves performance improvements using unique, engineering-physics-based technology implemented in analog circuitry. By reducing or eliminating signal detection/processing delays, this technology improves the performance of a wide variety of biomedical and industrial intervention and control systems. Success in this endeavor has potential application across a broad range of systems that rely on the detection of a wide variety of analog signals and may in turn lead to a new class of proactive rather than reactive intervention and control. In addition, SAT can be applied in conjunction with these conventional methods to further improve system performance.

SAI believes its Signal Advance's patent application represents a new and unique application of the concept of 'signal advance' to medical and other applications and thus is seminal in concept. To date, SAI is unable to find any patents related to temporally advanced signal detection to improve the performance of control or responsive systems nor have patents been found that prevent Signal Advance from practicing its technology, or that offer superior solutions to the issues addressed by Signal Advance.

The intellectual property has been described as "truly 'pioneering' or 'land-mark' ... I expect to see Mr. Hymel's methods and related systems come to underlie groundbreaking advances..." (Exhibit 99.1 - Expert Opinion, David G. Henry, Registered Patent Attorney).

In addition, Signal Advance technology "...will likely be seen as a disruptive technology that forces rapid change in the field of biomedical instrumentation with early adopters of this technology gaining a significant commercial advantage..." (Exhibit 99.2 - Expert Opinion, Harold L. Russell, Ph.D., NeuroMedics Technology, Inc.).

VALIDATIONS: Proprietary signal advance (SA) circuitry operates on broadband analog signals (over a specified frequency range) with minimal distortion in the circuit output relative to its input. Prototype SA circuits have been developed for various frequency ranges consistent with application-specific signal characteristics. Circuit transfer functions have been analyzed and their performances modeled. SA circuit designs have been tested using a range of analog test signals.

- Scientific: In Dr. Hymel's doctoral dissertation study (Hymel CM, Application of Signal Advance Technology to Electrophysiology, University of Texas Health Science Center - Houston, Graduate School of Biomedical Sciences, August
  2010), prototype SA technology developed for ECG signals was extensively tested using a range of simulated signals as well as actual ECG signals from cardiac patients. This study successfully demonstrated and quantified the temporal advancement of ECG signals and analyzed the fidelity of the circuit output relative to the original input signal. Dr. Hymel's Ph.D. supervisory committee was tasked with oversight, critical review, and ultimate approval of the multi-year research project. An absolute requirement for that approval of such a dissertation is novelty. The supervisory committee that reviewed (in detail) and confirmed the study results and ultimately approved the dissertation was comprised of faculty that included two electrical engineers, two physicists, a neurophysiologist and a biomedical scientist.

  In addition, two former University of Texas - Houston faculty members and one former Baylor College of Medicine faculty member (a physicist, a biomedical engineer and a neurosurgeon) who had previously served on the committee, continued to provide input, assistance and critical reviews of the research. One of these individuals now serves as an SAI director and the other two are members of the SAI advisory board.

- Technological: The results of the study were summarized in a peer-reviewed engineering article which discusses the theoretical basis, practical implementation and examples of potential applications for SA technology. The manuscript, submitted for review in March 2011, was published as the feature article in the IEEE Circuits and Systems Magazine, in the 3rd Qtr., (Hymel et al, IEEE Circuits and Systems Magazine, 3Q, 11 (3), 10-25).

OUTSIDE RECOGNITION: In 2011, SAI has awarded first place in the prestigious Goradia Innovation Prize competition (Houston Technology Center Names 2011 Goradia Winners, Houston Business Journal, October 6, 2011). The selection of awardees was based upon:
  - The commercial potential of the technology,
  - The soundness of the business plan,
  - The potential for job growth within the region, and
  - The likelihood of significant long-term success.

In addition, the Intellectual Property Section of the Oklahoma Bar Association named Dr. Chris Hymel, the Company's president, the 2012 Innovator of the Year for his development work on Signal Advance technology.

- INTELLECTUAL PROPERTY (IP)

SUMMARY AND STATUS: Patent applications (5 total) entitled 'Utility and Method for the Application of Signal Advance Amplification to Analog Waveform or Signal Detection' describing the broad basis of the SA process and technology were filed in the U.S. Patent and Trademark Office (USPTO) and in foreign counter-parts. The national phase for international patent protection under the patent cooperation treaty (PCT) has been completed for China, Europe, India and Mexico. Patents have been issued in China (Nov. 2012) and the United States (May 2013), thus providing patent protection in those counties. In Mexico, as of April 1, 2014, the claims have been allowed. In Europe, the patent application is currently under examination and amendments as well as additional prior art distinctions have been submitted. Additional patent submissions related to specific applications, various circuit configurations, and signal processing techniques to improve signal fidelity are being drafted.

The overall patent strategy is based on the fact that SA circuitry must be designed to accommodate the particular signal characteristics and requirements of each specific application. Each one will require the development of SA circuitry and signal conditioning specific to the signal characteristics. The uniqueness of both circuit design and analysis of circuit parameters enables novelty and non-obviousness in patent claim construction. The nature of the manipulation of negative group delay to achieve SA supports non-obvious claims.

SAI expects each application of SAT will have its own patent filing. Further, intellectual property related to various SA circuit configurations as well as signal conditioning techniques to improve temporally-advanced signal fidelity, are being pursued. The methods utilized to analyze the idiosyncrasies of individual applications will be maintained as trade secrets. These need not be licensed and may be protected separately.

Extensive searches of the patent and scientific literature have been conducted periodically since the first patent filings in 2008. SAI has performed detailed analyses to distinguish among various references to the art and has demonstrated that the prior art does not negate the utility and novelty of SAT. We believe that no combination of the references would render the technology obvious to a person skilled in this area of the art. In addition, the Company has registered the trademark 'Signal Advance'.

SAI intellectual property strategy includes adding multiple application-specific patents to its portfolio and each will stand independently. An attack on any one of them will not affect the others. SAI will work with licensees to perform an analysis of market size and penetration to determine which international applications to file and prosecute.

Profits are so substantial (particularly in medical fields) that some companies may resort to patent infringement or threats of litigation in order to prevent smaller, more innovative companies from acquiring market share. As such, constant vigilance is required. Further, each employee and consultant are required to execute rigorous non-disclosure and assignment agreements to protect Company proprietary technology.

In order to diminish the likelihood of the technology being co-opted by a market leader, our defense against copying and infringement includes these strategic elements:
  - Individuality of each SAT application will be protected by its own patent(s) multiple independent applications of SAT will not overlap or interfere with one another;
  - An attack on any one patent or application area will not affect others.
  - Licensees will be required to participate in the defense of the patents they have licensed. Any licensee failing to participate in defense of its licensed patents will be subject to license termination.
  - A licensing strategy that initially seeks licenses with smaller companies that are less likely to infringe and engage in litigation; and
  - Maintenance of application specific methods for developing SAT for specific sensors, signals, circuitry and operational parameters of specific applications are trade secrets held by SAI.
  - Patent, scientific and trade publications will be monitored to identify infringement/competition.

COMPETITION: In the general area of signal science-technology, detection, acquisition and processing performance of systems continues to improve, through the use of ever-faster electronics. In addition, predictive feedback (using historical input data) and feed-forward (open-loop) control systems are also used to improve the performance of such systems. With feed-forward methods, the control system responds directly to changes in the input (rather than variations in the output) and is thus faster. Hybrid predictive methods combine aspects of both feedback and feed-forward control and may use historical data. These methods are currently used throughout the industry and, in some systems, may be adequate. Faster electronics will reduce, but never completely eliminate the delays, let alone temporally advance the detection of signals. In addition, SAT, when used in conjunction with these other approaches, could further improve performance.

SAT offers unique advantages over these other methods. It can potentially eliminate response delays entirely and may even yield a net temporal advance. Unlike other methods, SAT is not implemented digitally; it operates on analog signals using analog circuitry - thus does not rely on digital processing techniques. In general, analog circuitry operates at much faster speeds than digital circuitry. The analog nature of the technology translates into lower component costs and increased reliability. Further, given its unique mode of operation, SAT can be implemented in conjunction with more traditional methods, and thus may further increase performance gains achieved.

SAI is not currently aware of other parties commercializing this type of technology. However, the Company's own success will likely precipitate competition as recognition and acceptance of SAT grows. This competition may include infringement in which others attempt to distinguish minor variations in the technology, and legal machinations based on a larger, financially successful firms' capability to engage in lengthy and costly litigation.

To date, searches and analyses of the patent and scientific literature have failed to reveal any prior art that negates the utility and novelty of SAT. The precision with which SA circuitry must be designed results from the need to accommodate the unique signal characteristics of any particular application. The design requirements form the basis for the claim that SA circuitry designed for particular applications will likely be separately patentable.

These methods provide SAI with a technical advantage that potential infringers would have to overcome requiring undue time and expense. Experience suggests that implementation of SAT can be more efficient with the provision by SAI of appropriate levels of consulting. Given the choice to infringe and implement with no assistance versus paying a license fee and receiving assistance, we believe most companies will choose the latter in order to decrease time to market, avoid the possible expense of litigation and provide liability, which taken together will result in more cost effective implementation.

Dr. Hymel, the Company's CEO, is the inventor of SAT and has been working diligently in this field for a number of years. SAI is positioned to be the first to market with what the Company and others have described as disruptive technology. His doctoral research stands as the seminal investigation of the use of SAT with biomedical signals, specifically the human ECG. Based on its multi-year head-start and significant, SAI has established itself as the leader in the field thereby gaining a significant early competitive advantage.

- COMMERCIALIZATION

BUSINESS MODEL: Specific applications of SAT will be licensed to product manufacturers by emphasizing the improved performance of their products, thus providing a competitive advantage. This approach avoids the high costs of manufacturing and competing in the heavily dominated medical device and control/ sensors markets. Licensees, with consultation provided by SAI, will produce and market their improved devices eliminating any reliance on raw materials. Original licenses will carry provisions enabling SAI to license back further improvements made by original licensees. This will enable SAI to leverage technology improvements. In the case of biomedical devices, manufacturers and their customers will assume the responsibility of obtaining any required regulatory approvals. Each license will likely be accompanied by contractually specified consulting to assist the licensee in implementing SAT.

SAI has identified a host of companies that manufacture devices and utilize processes that could benefit from SAT. The Company and its consultants have extensive contacts in the biomedical community in the Texas Medical Center in various electrophysiological applications. These contacts include physicians, scientists and engineers active in R&D and engineering fields pertinent to potential applications of SAT as described previously.

A number of these contacts are active in transferring technology to industry for commercialization and will facilitate Company outreach to appropriate personnel in order to gauge interest in pertinent SAT applications. The strategy consists of the following steps: 1) identify applications targets, 2) develop application -specific SAT circuitry, 3) test performance improvements, 4) protect the intellectual property, 4) approach the prospective client and demonstrate improvement, and 5) secure licensing/consulting or joint venture agreements.

As SAI's license base grows, the marketing and consulting staff will be expanded to include individuals with the requisite expertise for specific applications. These individuals will build upon SAI's efforts to identify device manufacturers and enter into license or joint venture discussions with them. In addition, SAI's ability to provide consulting services for implementation of SA technology in specific applications will be marketed. We anticipate SAI will ultimately become a target for acquisition following additional technology refinement.

MARKET ANALYSES: In interventional medical devices, SAT could potentially reduce response delays and improve performance. Improved performance translates directly into increased value, providing a significant opportunity for revenue generation.

'A new report by Visiongain, a London-based business information provider predicts the global cardiac rhythm management market to be worth $27.8bn by 2021. The market generated $14.6bn in 2010 according to Cardiac Rhythm Management Devices: World Market Outlook, 2011-2021, published in December 2011' (Visiongain, Press Release 07/12/2011). This represents $13.2bn projected growth in revenues over ten years. Cardiac rhythm management includes cardiac pacing, implantable defibrillators, cardiac resynchronization therapy.

'The global market for neurostimulation devices market was valued at about $1.85 billion in the year 2009. It is expected to reach a size of $4.9 billion by 2016 with a Compound Annual Growth Rate (CAGR) of 15% from 2009 to 2016' (PRLog Press Release, August 3, 2010 regarding: Neurostimulation Devices - Global Pipeline Analysis, Opportunity Assessment and Market Forecasts, Global Data, June 2010). The neurostimulation device market includes spinal cord, deep brain, sacral, vagus nerve and gastric electrical stimulation, used in the treatment/management of depression, dystonia, epilepsy, essential tremors, gastro-paresis disorders, incontinence, obsessive compulsive disorder, pain and Parkinson's disease.

Major suppliers these markets include Bionet, Boston Scientific, GE Healthcare, Guidant, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude, Medical, Stryker, WL Gore and Zimmer.

Additional biomedical applications, in which SAT could improve performance, include neurofeedback therapy, neuroprosthetics, neural/man-machine interfaces, physiologically gated imaging and radiotherapy as well as real-time artifact detection/rejection for a broad range of physiological signals. For these applications, improved performance translates directly to increased value and this may provide SAI the greatest opportunity to maximize revenue generation. Further, in biomedical applications, this means that the improved devices and processes would likely be subject to FDA 510K or hybrid 510K approvals rather than the more expensive and time-consuming Pre-Market Approval process.

There are a host of non-biomedical applications (including literally hundreds of sensor types) in which SAT could be applied. These include such areas as weaponry/targeting, process control, transportation, communications and signal transmission. Reducing or eliminating signal transmission and control system delays could significantly reduce response times resulting in performance improvement and, thus, increased efficiency/productivity as well as safety.
In industrial process control, physical parameters such as pressure, temperature flow, etc. provide inputs for closed-loop control systems that optimize production yields. In the petrochemical industry (e.g., distillation), the transient response times (measured in seconds/minutes) make these processes good candidates for the application of SAT. Faster closed-loop response provides better disturbance rejection and thus increases yield. Additional applications include high performance aircraft engine control, in which SAT could potentially increase stability and performance, reduce stall margins and decrease fuel use. For compressors, used in hundreds of industrial applications, reduced control delays would improve performance by reducing probability of stalls/surges, thus extending stable operating ranges. In engine combustion control, the use of SAT could improve performance, increase fuel efficiency and reduce emissions.

Per research reports entitled, Global Control Systems and Control Systems in the United States (Marketline, July 23, 2012):

  The global control systems market had total revenues of $25 billion in 2011, representing a compound annual growth rate (CAGR) of 2.9% between 2007 and
  2011. ...The performance of the market is forecast to accelerate, with an anticipated CAGR of 5.2% for the five-year period 2011 - 2016, which is expected to drive the market to a value of $32.4 billion by the end of 2016.

  The US control systems market had total revenues of $3.4 billion in 2011, representing a compound annual growth rate (CAGR) of 0.8% between 2007 and
  2011. ...The performance of the market is forecast to accelerate, with an anticipated CAGR of 4.4% for the five-year period 2011-2016

Per a recent research report on the sensor market, 'The US demand for sensors, transducers and associated housings will increase 5.2 percent annually to $12.3 billion in 2014...the motor vehicle market...rising more than 14 percent per year through 2014.' (Sensors, Freedonia Group, Inc, September 11, 2010)

The major suppliers in the sensors/controls market include such players as Honeywell International, Rockwell Automation, Eaton, Schneider Electric, Denso, Analog Devices, Siemens Teledyne, Goodrich Corp., and General Electric.

In summary, SAT could holds the promise of improving performance of existing technological applications without otherwise altering their functionality - a key market driver. The addressable markets are estimated to be in the tens of billions of dollars. As with any new technology, recognition and acceptance will increase momentum over time.

MARKETING STRATEGY: As with all new technology, especially that considered disruptive, there is a need to educate prospective clients. The Company has begun to address this need through such activities as completion of the scientific study in the Texas Medical Center and the publication of a feature article in the IEEE Circuits and Systems magazine. This educational process will continue through presentations at scientific and engineering meetings, trade show participation and additional publications to facilitate recognition and acceptance of SAT.

Initially, SAI will concentrate on smaller companies where implementation of SAT could have a large impact on commercial return. Smaller companies present a less formal and structured approach to licensing. While smaller companies are also less likely to consider infringement and oppressing SAI with litigation, they may also be less able or willing to pay SAI to investigate the application of our technology at their expense. As licensees are required to participate in

IP defense, initially licensing SAT to a number of smaller firms is a facet of an overall defensive strategy for protecting SA's IP against larger, potentially predatory companies.

As the value of SA technology is established in the marketplace, the approach will shift to application identification followed by IP protection. SAI will then approach market-specific clients to work with them at their expense, in developing applications of SAT and demonstrating the improved performance of their product. This strategy will shift the development costs to the client to more effectively use investment capital and staff while enhancing revenues.

The selection criteria used to identify application targets include:
  - Control/Interventional Applications - SAT could improve the performance of a wide range of interventional or control applications by offsetting and thus reducing or eliminating signal acquisition and processing delays, thereby improving response times.
  - Signal Characteristics/Operating Frequency Range - Characteristics of the signal components of interest determine the complexity of the SA circuitry.
  - Commercial Potential (Market Size/Impact) - Our primary focus is on large commercial markets in which SA may have a significant impact in terms of performance improvement and increased commercial value and thus maximize revenues from licensing and royalties.
  - Major Market Supplier(s) - We are seeking major suppliers in the various markets through our existing network of biomedical, scientific and industrial contacts in order to maximize revenues. In addition, we will pursue multiple suppliers in the same market in order to strengthen our position with respect to intellectual property protection.
  - Potential Competition - To date, we have found no direct competition, however, as we begin to reveal SAT publicly and educate potential clients, SAI anticipates competition and will vigorously defend our technology.
  - Government and Regulatory Requirements - We will consider the effects of any government and regulatory requirements applicable to licensees which may impact taking applications to market and revenue generation.

REVENUE GENERATION:
   - Provide engineering, medical/legal and scientific consulting services,
   - License SA intellectual property,
   - Provide consulting services to licensees to facilitate implementation.

SAI will pursue a vigorous licensing strategy to develop relationships with companies that can develop and market selected applications. Each of the filed and/or patented applications will serve as a license vehicle to approach a particular Company or set of companies. The typical license will call for an initiation fee, escalating minimum royalties to be paid before a given product is marketed, and continuing royalties based on gross sales once marketing has begun, confirmed by annual audits. The license will also include a set amount of time for consulting. Licensees will also be required to participate in patent maintenance and defense.

It is expected that while some licenses may be worldwide and exclusive within specific applications, SAI will be flexible in considering non-exclusivity and/ or regional licensing. If a license for a given application is executed early enough in the prosecution of a particular patent application, the licensee may be given the right to file international counterparts in countries said licensee deems profitable.

The royalty structure will vary based on the answers to the following questions:
 - What product(s) is/are SAT going to improve?
 - What is the market for these products?
 - What is the nature of the competition in these markets?
 - Does the application of SAT either expand existing or open new markets?
 - What was the income from these products?
 - How much will client revenues increase with the addition of SAT?

SAI will seek to obtain a significant share of the enhanced revenue - projected at 15-20% over the life of the license (conservatively, 10-12 years). This figure will form a foundation for proffering a figure for the percentage of gross (preferably) or net revenue on which running royalties will be based. The license initiation fee is based on a number of application specific details, including the market size of and SAI's relative contribution to specific applications. These fees may vary from $100K to over $1M and should cover costs incurred to execute the license, preliminary analysis of particular application parameters and features, initial patent costs and initial consulting fees.

Smaller initiation fees may be more advantageous for smaller companies who may be less likely to consider infringing the intellectual property. Minimum (maintenance) royalties, based on milestones achieved by the licensee, would be approximately 15%, 25%, 40% and 50% of the average running royalty per year taken in the first four years of the license unless the running royalty kicks in. In this case SAI takes the greater of the minimum vs. the running royalty.

Alternatively, license terms may contain a citation of milestones of achievement by the licensee. Each milestone may increase the minimum royalty. For example, biomedical milestones may include completion of animal trials, submission and then approval of 510K applications or pre-market approval by the FDA. Each licensee for a biomedical application will be expected to develop its own clinical data to secure such pre-market notification (510k) or approval.

While not strictly revenue generation, SAI may enter into joint ventures, participate in application development and share subsequent revenue generated.

GOVERNMENT, REGULATORY AND ENVIRONMENTAL CONSIDERATIONS: Based on Company's business model, licensing its proprietary technology to manufacturers, government regulations and approvals would apply to our licensees. SAI is currently unaware of any environmental, compliance or government approval or regulations which are applicable to the Company.

CAPITAL REQUIREMENT/USE OF FUNDS/TIMEFRAMES: SAI plans are to continue to refine and develop SAT to expand the range of potential applications, demonstrate improved performance in application targets, pursue and expand related intellectual property protection and commercialize the technology through licensure.

Capital requirement totals approximately $5.0M over the next 36 months, to be used as follows:

                                                                          Years

Conduct Research & Development, Technology Refinement - increase time      1-3
 time advance; extend spectral range; reduce signal distortion; field harden/shield (reduce outside interference); develop serial and parallel circuit configurations; and expand range of applications.

Recruit additional engineering/technical staff - experienced electronics   1-2
 engineer(s)/technician(s)

Contract with consulting experts in specific application areas             1-2

Recruit experienced sales/marketing/licensing director, administrative     2-3
 assistant (identify/pursue license candidates and secure license agreements for specific SAT applications)

Embody in microelectronics (one or a family of integrated circuits)        2-3

Develop, assemble and test SA evaluation units; distribute to target       2-3
 licensees

Protect intellectual property - prosecute current international patent     1-3
 applications; Prepare/submit divisional and new, application-specific, patent applications

While SAI may well be the target of a merger or acquisition, in the interest of its shareholders, SAI may use a portion of the investment capital to establish a secondary market for its common stock and fulfill on-going regulatory/ compliance requirements.

STAFFING REQUIREMENTS: SAI currently has one full-time consultant, the President /Treasurer. Additional director and officer roles are filled by highly qualified consultants in their respective fields. Each has accepted equity in the Company in exchange for their services and are ideal candidates to fill the senior management positions in engineering/development and legal (including I.P. protection) areas. These individuals have expressed an interest in serving in these positions and, having consulted with SAI for a number of years, are already quite familiar with the Company and its on-going activities. The Company has initiated searches for qualified candidates for the positions of Sales and Licensing VP and CFO.

Additional staffing requirements in engineering/development include analog and digital electronics engineers, a scientist/engineer, electronics technicians. and software developers. In sales/licensing, in addition to its VP, positions will include marketing, and sales engineering (preferably with background/ experience in specific application areas). In addition, administrative staff positions will need to be filled.


DESCRIPTION OF PROPERTY (Item 11b)

SAI occupies approximately 900 square feet of office/laboratory space located at 2520 County Road 81, Rosharon, Texas 77583 which is leased from the Company president on a month to month basis for $700 per month and is renewable.

Management believes this space is sufficient for the current operations. however, given sufficient capital to hire additional staff office expansion and likely relocation is anticipated.


LEGAL PROCEEDING (Item 11c)

Presently, there are no pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and the Registrant does not know nor is it aware of any legal proceedings threatened or contemplated. Further, there have been no events under any bankruptcy act, criminal proceedings and judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.


MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS (Item 11d)

MARKET INFORMATION: There is no established public trading market for our common stock.

As of the date hereof, there are no outstanding options or warrants to purchase, or securities convertible into, common equity of the Company.

The Company's common stock has not yet trade on OTC Markets or the OTC Bulletin Board or any other information services or exchange. Therefore, there is no market information.

HOLDERS: As of April 1, 2014, there were 177 holders of record of the Company's common stock.

DIVIDENDS: The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION: No warrants or option have been issued for any securities and none is anticipated in the foreseeable future. Securities have been issued in exchange for services and intellectual property (as described previously), however, there are no securities authorized for issuance pursuant to any equity compensation plans.

FINANCIAL STATEMENTS (Item 11e)



                              SIGNAL ADVANCE, INC.

              FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

                 Years Ended December 31, 2013, 2012 and 2011



                                                                       Page No.

ACCOUNTANT'S REPORT.......................................................F 1

FINANCIAL STATEMENTS

   Balance Sheet..........................................................F 2

   Statements of Income and Retained Earnings (Accumulated Deficit).......F 3

   Statement of Cash Flows................................................F 4

   Statement of Changes in Shareholders' Equity...........................F 5

   Notes to Financial Statements.......................................F 6-11

SUPPLEMENTARY INFORMATION

   Schedule of General, Selling and Administrative Expenses..............F 11

                                Bobby J. Hutton
                          Certified Public Accountant
                              4824 Courtside Drive
                              Fort Worth, TX 76133

           Report of Independent Registered Public Accounting Firm
           -------------------------------------------------------
The Board of Directors
Signal Advance, Inc.
2520 CR 81
Rosharon, TX  77583

We have audited the accompanying balance sheet of Signal Advance, Inc. (A Texas Corporation) as of December 31, 2013, 2012 and 2011, and the related statements of income and retained earnings (accumulated deficit), cash flows and changes in stockholders' equity for the years then ended. The financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Advance, Inc. as of December 31, 2013, 2012 and 2011 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A in the financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Very truly yours,

/s/Bobby J. Hutton

Bobby J. Hutton
Certified Public Accountant

Fort Worth, Texas
January 28, 2014





                                                                             F 1

                            Signal Advance, Inc.
                               Balance Sheets
                     As of December 31, 2013, 2012, 2011


                                            2013         2012         2011
                                        -----------  -----------  -----------
ASSETS

  Current Assets
    Cash                                    11,497        8,110       12,918
                                        -----------  -----------  -----------
  Total Current Assets                      11,497        8,110       12,918
  Fixed Assets (net accumulated
     depreciation) - Note D                  3,924        4,607        8,887
  Available for Sale Securities                 13           13        1,500
     - Note C


  Long-Term Investments                     21,438       21,438       21,369
                                        -----------  -----------  -----------
TOTAL ASSETS                                36,871       34,167       44,674
                                        ===========  ===========  ===========

LIABILITIES & EQUITY

Liabilities
 Loan from Shareholder - Note F            118,406       31,303       33,269
 Trade Payable - Note G                          0            0      120,000
                                        -----------  -----------  -----------
  Total Liabilities                        118,406       31,303      153,269

 Shareholders' Equity
  Common Stock - $0 par value - Note J
    -shares issued and outstanding
       9,520,409, as of Dec. 31, 2013
       8,403,659, as of Dec. 31, 2012
       8,111,409, as of Dec. 31, 2011

  Paid-in Capital in excess of par
    Cash                                   667,101      667,101      603,851
    Services/Assets                      3,509,732    2,392,982    2,163,982
                                        -----------  -----------  -----------
  Total Capital Investment               4,176,834    3,060,084    2,767,834


  Retained Earnings (Accum. Deficit)    (3,057,220)  (2,876,429)  (2,692,255)
  Net Income                            (1,201,149)    (180,790)    (184,174)

    Total Shareholders' Equity             (81,535)       2,864     (108,595)

TOTAL LIABILITIES & EQUITY                  36,871       34,167       44,674
                                        ===========  ===========  ===========


                   See Accompanying Notes and Accountant's Report            F 2

                              Signal Advance, Inc.
        Statements of Income and Retained Earnings (Accumulated Deficit)
                  Years Ended December 31, 2013, 2012, 2011

                                            2013         2012         2011
                                        -----------  -----------  -----------
Ordinary Income/Expense

 Revenues
   Consulting                                    0        4,025       45,000
   Other Income                              2,350        6,288       35,000
                                        -----------  -----------  -----------
     Total Revenues                          2,350       10,313       80,000

 Cost of Sales                                   0            0            0
                                        -----------  -----------  -----------

 Gross Profit                                2,350       10,313       80,000

 Expenses

   General, Selling & Administrative        44,274       30,239       34,035

   Depreciation                              2,707        5,292        8,051
   Intellectual Property - Note B        1,038,508       58,638      121,351
   Professional Services                    92,009       62,517       32,237
   Research & Development                   26,000       33,000       45,000
                                        -----------  -----------  -----------
 Total Expenses                          1,203,499      189,685      240,674

     Net Ordinary Income                (1,201,149)    (179,372)    (160,674)

 Other Income/(Expense)

   Adjustment of Impairment - Note C             0        1,487       23,500
   Gain/(Loss) on Equity Investment              0         (69)           0

                                        -----------  -----------  -----------
 Total Other Income/(Expense)                    0        1,418       23,500

     Net Income                         (1,201,149)    (180,790)    (184,174)
                                        ===========  ===========  ===========














                   See Accompanying Notes and Accountant's Report            F 3

                              Signal Advance, Inc.
                          Statement of Cash Flow
                 Years Ended December 31, 2013, 2012, 2011

                                            2013         2012         2011
                                        -----------  -----------  -----------
  OPERATING ACTIVITIES
    Net Income                          (1,201,149)    (180,790)    (184,174)
    Adjustments to reconcile Net
     Income to net cash provided by
     operations:
        Accounts Receivable                      0            0          109
        Depreciation                         2,707        5,292        8,051
        Non-Cash Expenses:
          Intellectual Property
            assigned in exchange
            for equity                   1,000,000            0            0
          Services rendered in
            exchange for equity            116,750      229,000       66,667
                                        -----------  -----------  -----------
  Net cash provided by
    Operating Activities                   (81,692)      53,501     (109,347)

  INVESTING ACTIVITIES
     Fixed Assets (Cost/Basis)              (2,024)      (1,012)        (607)
     Available for Sale Securities               0        1,487       (1,500)
     Long-Term Investments                       0          (69)           0
                                         -----------  -----------  -----------
  Net cash provided by
    Investing Activities                    (2,024)         407       (2,107)

  FINANCING ACTIVITIES
    Capital Investment
      (Common Stock Sales)                       0       63,250       10,000
    Loan from Shareholder                   87,103       (1,966)      (8,005)
    Trade Payable                                0     (120,000)     120,000
                                        -----------  -----------  -----------
  Net cash provided by
    Financing Activities                    87,103      (58,716)     121,995

 Net cash increase for period                3,387       (4,808)      10,540
                                        -----------  -----------  -----------
 Cash at beginning of period                 8,110       12,918        2,378

Cash at end of period                       11,497        8,110       12,918
                                        ===========  ===========  ===========

 Supplemental Disclosures

    Interest Expense                         8,901        2,704        3,942
                                        ===========  ===========  ===========





                   See Accompanying Notes and Accountant's Report            F 4

                            Signal Advance, Inc.
               Statement of Changes in Shareholders' Equity
                 Years Ended December 31, 2013, 2012, 2011

                   Common Stock     Additional  Net Other                   Total
                ------------------  Paid-in     Comprehensive  Accumulated  Shareholders'
                 Shares    Amount   Capital     Gain/(Loss)    Deficit      Equity
                --------- --------  ----------  -------------  -----------  -------------

Balance as of
Dec.1, 2010     8,081,409      -     2,691,167            -    (2,692,255)        (1,088)

Shares Issued      30,000      -        76,667            -            -          76,667

Net Other
Comprehensive
Gain(Loss)            -        -           -         (23,500)          -         (23,500)

Net Loss              -        -           -              -      (160,675)      (160,675)

Treasury Stock        -        -           -              -            -              -
                --------- --------  ----------  -------------  -----------  -------------
Balance as of
Dec. 31, 2011   8,111,409      -     2,767,834       (23,500)  (2,852,930)      (108,596)

Shares Issued     292,250      -       292,250            -            -         292,250

Net Other
Comprehensive
Gain(Loss)            -        -           -          (1,417)          -          (1,418)

Net Loss              -        -           -              -      (179,373)      (179,373)

Treasury Stock        -        -           -              -            -              -
                --------- --------  ----------  -------------  -----------  -------------
Balance as of
Dec. 31, 2012   8,403,659      -     3,060,084       (24,917)  (3,032,303)         2,863
Shares Issued   1,116,750      -     1,116,750            -            -       1,116,750

Net Other
Comprehensive
Gain(Loss)            -        -           -              -            -              -

Net Loss              -        -           -              -    (1,201,149)    (1,201,149)

Treasury Stock        -        -           -              -            -              -
                --------- --------  ----------  -------------  -----------  -------------
Balance as of
Dec. 31, 2013   9,520,409      -    4,176,834        (24,917)  (4,233,452)       (81,536)
                ========= ========  ==========  =============  ===========  =============

  - Note J

                   See Accompanying Notes and Accountant's Report            F 5

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND ORGANIZATION: Signal Advance, Inc. (the Company) is currently conducting operations. Signal Advance, Inc., incorporated in Texas on June 4, 1992, is an engineering product and procedure development and consulting firm focused on the development of applications for emerging technologies.
The Company has significant experience in computer technology, distributed information systems, and data acquisition and analysis systems, medical education, intellectual property protection and medical-legal litigation support. The Company has focused its resources on the improvement of signal detection systems through the development and refinement of its proprietary "Signal Advance" technology which has potential application in a wide range of medical applications, as well as applications outside of biomedicine.

CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

IMPAIRMENT: The Company anticipates amortizing intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortized intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

USE OF ESTIMATES IN FINANCIAL STATEMENT PREPARATION: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts and all adjustments that, in the opinion of management and based on management's best estimates and judgments, are necessary to make the financial statement not misleading. Actual results could differ from those estimates.

AVAILABLE FOR SALE SECURITIES: The Company holds certain investments that are treated as available-for-sale securities and stated at their fair market values. All investments are available for current operations and are classified as other assets in the balance sheet. Unrealized holding gains and losses are included as a component of other comprehensive income (loss) until realized. Realized gains and losses are determined by the specific identification method and are included in 'Other Income (Loss)' in the income statement.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred until technological feasibility can be determined. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval, marketability, licensing, lease, or sale when the net present value and useful life is able to be determined. Payments made to third parties subsequent to the aforementioned events will be capitalized. Amounts capitalized for such payments will be included in other intangibles, less the net of the accumulated amortization, once their useful lives can be determined.

      Accompanying Notes are an Integral Part of the Financial Statements    F 6

REVENUE RECOGNITION: The Company revenues are generated by: 1) Providing consulting services; 2) Licensing intellectual property; and 3) Providing consulting services to licensees to facilitate implementation. Revenue is not recognized until it is realized or realizable and earned. In accordance with ASC 605, 'Revenue Recognition,' the company recognizes as revenue the fees charged clients as referenced below because 1) persuasive evidence of an arrangement exists, 2) the fees charged as royalties and/or for services are substantially fixed or determinable during the period in which services are provided or royalties are collected, 3) the company and its clients understand the specific nature and terms of the agreed upon transactions, and 4) collectability is reasonably assured after services have been rendered, or according to a royalty payment schedule.

Consulting Revenue - For revenues generated by providing engineering, scientific and medical/legal consulting services. Services are charged at an hourly rate and clients are charged and revenue is recognized monthly.

License Revenue - As part of the Company's business model and as a result of the company's on-going investment in research and development, the company plans to license and sell the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how. The typical license will call for a non-refundable initiation fee, escalating minimum royalties to be paid before a given product is marketed, and continuing royalties based on gross sales once marketing has begun, confirmed by annual audits. The license will also include a set amount of consulting support. Licensees will also be required to participate in patent maintenance and defense.

Certain transfers of IP to third parties may be licensing/royalty-based, transaction-based, or other forms of transfer. Licensing/royalty-based fees involve transfers in which the company earns the income over time, as a lump-sum payment or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee's revenue). Accordingly, following delivery and or legal conveyance of rights to the aforementioned IP to the client, and following inception of the license term, revenue is recognized in a manner consistent with the nature of the transaction and the earnings process.

Combined License/Consulting Revenue - in certain circumstances the license agreement will also include consulting services to facilitate the use of the Company's IP, in which case the arrangement may include multiple deliverables. If the client is dependent on the consulting services of the Company to bring value to the license then the license and consulting services will be considered a single unit of accounting. If, however, the license has value to the client, independent of the consulting services provided by the Company, then each deliverable has value on a standalone basis. As such each delivered item or items shall be considered a separate unit of accounting.









      Accompanying Notes are an Integral Part of the Financial Statements    F 7

Alternatively, license terms may contain a citation of milestones of achievement by the licensee. Each milestone may be tied to an increase in the minimum royalty. For example, biomedical milestones may include completion of animal trials, submission and then approval of 510K applications or pre-market approval by the FDA. Each licensee pursuing a biomedical application will be expected to develop its own clinical data to secure such pre-market notification (510k) or approval. Under these circumstances, the deliverable, or unit of accounting, consideration may be contingent on the substantive achievement of one or more milestones. As such, revenue is recognized in its entirety in the period in which the milestone is achieved.

During the years ended December 31, 2013, 2012 and 2011, the Company recognized $2,350, $10,313, and $80,000, respectively, in revenue.

PROPERTY, PLANT AND EQUIPMENT: Fixed Assets (land, buildings and equipment) are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is provided using the Modified Accelerated Cost Recovery System (MACRS) method. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.


INCOME TAXES: The Company takes an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually.

Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. As of December 31, 2012, the Company recorded a valuation allowance that reduced its deferred tax assets to zero.

CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities can occur in the near term and that each change could materially affect the amounts reported in the financial statement.

GOING CONCERN: The Company is currently conducting operations. However, it has not yet generated sufficient operating revenue to fund its development activities to date. As such, the Company has relied on funding by the Company's President and the sale of its common stock. There is a substantial doubt that the Company will generate sufficient revenues in future years to meet its operating cash requirements. Accordingly, the Company's ability to continue operations in the short-term depends on its success in obtaining equity or debt financing in an amount sufficient to support its operations. This could raise doubt as to its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.




      Accompanying Notes are an Integral Part of the Financial Statements    F 8

NOTE B - INTELLECTUAL PROPERTY

Intellectual property protection is being pursued for the specifically identifiable intellectual property (IP) termed Signal Advance technology. The following table lists the patent applications and issued patents and their respective status:

  Patent Office         Patent/Application No.   Status
  ------------------    ----------------------   ------------------
  United States         8452544                  Issued May 2013
  China                 ZL 200880015288.2        Issued Nov. 2012
  Europe                EP 08 75 4879.8	         Under examination
  Mexico                MX/A/2009/00921	         Under examination
  India                 3465/KOLNP/2009          Not yet examined

Additional patent submissions related to specific applications, SA circuit configurations, and signal processing techniques are in preparation.

The IP derives from an assignment of the IP in the form of a patent application filed with the USPTO as well as any patents which issue as a result of U.S. and related international patent applications.

As ASSIGNEE, the Company is responsible for:

1) funding and executing activities required for any regulatory approval, development, implementation and commercialization;
2) introducing assigned products which incorporate the patent pending or patented technology to the commercial market;
3) make its best efforts to:
        a) develop and market assigned products and services, and
        b) increase and extend the commercialization of assigned products, and
4) commence the advertising and marketing assigned products not later than 24 months following the granting of the patent

The assignment was privately negotiated between the Company's President, Dr. Hymel (Assignor) and the remaining members of the board of directors for the Company (Assignee). Consideration to acquire the IP rights, in the form of equity (specifically 1,525,000 shares of SAI common stock, to date) was expensed as the assignment is considered a transaction between entities under common control. The value of the common stock issued in exchange for the equity was based on the most recent private sales of stock. In addition, royalties are payable to Assignor on net sales and/or license fees as follows: a) <$10M: 6%;
b) $10-$25M: 8%, and c)>$25M: 10%. Assignor's remedy for non-payment is the termination of the assignment.

The costs incurred in acquiring the assignment of the Signal Advance IP as well as the pursuit of domestic and international patent and trademark protection are expensed (included as "Intellectual Property" under expenses on the Statements of Income and Retained Earnings (Accumulated Deficit)) for the years ended December 31, 2013, 2011 and 2011. These costs include expenses to prepare and prosecute patent applications and protect the IP, include filing, issuance and renewal fees, expenses for consultants, experts, advisors, patent attorneys, including foreign associates, patent applications, claims and other amendments, responses to office actions, etc. Any patent infringement case may hinder the Company's ability to generate revenues.

      Accompanying Notes are an Integral Part of the Financial Statements    F 9

NOTE C - AVAILABLE FOR SALE SECURITIES

Cost and fair value of available for sale securities (acquired Jan. 10, 2011) as of December 31, 2013 are as follows:
                                           Cost Gross   Gain(Loss)   Fair Value
                                           ----------   ----------   ----------
Equity Securities Available for Sale:        25,000      (24,487)        13


NOTE D - EQUIPMENT

Property and equipment as of December 31, 2013 and 2012 are summarized as follows:
                                       2013          2012          2011
                                    ----------    ----------    ----------
  Fixed Assets (Cost/Basis)           125,807       123,783       122,772
  Less: Accumulated Depreciation     (121,884)     (119,117)     (113,885)
                                    ----------    ----------    ----------
  Net Book Value                    $   3,924     $   4,607     $   8,887

Depreciation expense in the years ended December 31, 2013, 2012 and 2011, were $2,707, $5,292 and $8051, respectively.

NOTE E - INCOME TAXES

Operating Loss Carry-Forwards: As of December 31, 2013, the Company has a net operating tax loss carry-forward of $1,201,149. Other loss carry-forwards from previous periods may be offset against future federal income taxes. If not used, loss carry-forwards will expire as indicated in the following table:

         Year   Operating Losses     Year   Operating Losses
         ----   ----------------     ----   ----------------
         2022        108,119         2028      1,443,756
         2023        104,123         2029        306,926
         2024        114,901         2030         32,146
         2025         52,988         2031        160,674
         2026        218,176         2032        179,372
         2027        256,471         2033      1,201,149

Deferred Tax Asset: A valuation allowance was not recognized for the full amount of the deferred tax asset because, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Tax Depreciation: The Company uses the Modified Accelerated Cost Recovery System (MACRS) for depreciation of property for tax purposes.


Note F - SHORT TERM LOAN

The President has loaned funds to the Company under the terms of a Line of Credit Promissory Note negotiated with, and approved by, the Board of Directors.




      Accompanying Notes are an Integral Part of the Financial Statements   F 10

NOTE G - TRADE PAYABLE

The President of the Company has provided on-going services in exchange for equity reflected by the trade payable. The terms of the conversion of the debt to equity in was negotiated with, and approved by, the Board of Directors.


NOTE H - FACILITIES LEASE

The Company currently leases office space, from its president, on a month to month basis at a rate of $700 per month. The following is a schedule of future minimum payments for 4 years under the above operating lease as of the year ended December 2013.
                             Year      Amount
                             ----     -------
                             2014     $ 8,400
                             2015       8,400
                             2016       8,400
                             2017       8,400

                  Four Year Total:    $33,600

Rental expense amounted to $8,400 for the years ended December 30, 2013, 2012 and 2011.


Note J - REVERSE STOCK SPLIT

In July, 2011 (following approval by the Shareholders in May, 2011) the Board of Directors voted to affect a four for one (4/1) reverse split of its common shares and a "Resolution Relating to a Series of Shares" was submitted to the Texas Secretary of State, pursuant to The Texas Business Organizations Code, section 21.115. The reverse split became effective on September 1, 2011. Fractional shares were rounded up to whole shares. Prior to the reverse split, the common stock shares issued and outstanding totaled 32,603,325. As of December 31, 2011, following the four for one (4/1) reverse split, 8,111,409 shares of common stock were issued and outstanding.



















      Accompanying Notes are an Integral Part of the Financial Statements   F 11

                            SUPPLEMENTAL INFORMATION

                            Signal Advance, Inc.
          Schedules of General, Selling and Administrative Expenses
                 Years Ended December 31, 2013, 2012, 2011


                                       2013         2012         2011
                                     --------     --------     --------
           Automobile Expense          3,411        2,066           87
           Bank Service Charges          123          112           94
           Dues and Subscriptions         45           37          100
           Education/Training              0            7        2,969
           Employee Benefits           4,078        4,683        2,661
           Fees/Licenses               1,168            0          351
           Insurance                     722          422            0
           Interest Expense            8,901        2,704        3,942
           Maintenance and Repairs       824          872          759
           Marketing/Advertising         500          650          650
           Meals/Entertainment         1,007          389          281
           Office Supplies               505          266          120
           Postage and Delivery          143          192          249
           Rent                        8,400        8,400        8,400
           Taxes                          50          100            0
           Telephone                   1,520        1,755        3,995
           Travel                     10,319        5,361        6,701
           Utilities                   2,560        2,222        2,676
                                     ========     ========     ========
           Total Expense              44,274       30,239       34,034


























                  See Accompanying Notes and Accountant's Report            F 12

SELECTED FINANCIAL DATA (Item 11f)

Not required for smaller reporting companies


SUPPLEMENTARY FINANCIAL INFORMATION (Item 11g)

Not required for smaller reporting companies


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Item 11h)

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                              RESULTS OF OPERATIONS

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Our auditors have issued a going concern opinion as the Company has generated insufficient revenues to fund planned R&D, marketing and intellectual protection in the near-term. SAI will continue to rely on capital investment to cover the projected costs to execute the Company's business plan and commercialize its proprietary signal advance technology. We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. There is no assurance that the Company will be able to raise sufficient capital which would require operations to be scaled back accordingly.

The majority of the Company's resources are devoted to technology development and protection of its proprietary technology. However, periodically, the Company has accepted consulting work which is either directly related to SA technology development or may lead to a potential future collaboration. As such, revenues have varied significantly over the past three years.

INCOME: In fiscal year ending 2011, the Company recognized revenue in the amount of $80,000. The company recognized $10,313 and $2,350 in revenues in 2012 and 2013, respectively.

EXPENSES:  Expenses are classified into the following four broad categories:
Depreciation, Intellectual Property Protection, Professional Services, Research and Development and Selling, General and Administrative. SAI has engaged consultants to accomplish its goals over the last two years. Given sufficient capital, the majority of these consultants have expressed interest in working full-time for the Company. Professional Services includes expenses for legal, accounting, transfer agent and director's fees. The increase seen in expenses during the fiscal years ended December 31, 2013 and year ended December 31, 2012 for Professional Services reflect expenses related to the preparation to become registered and reporting with the Securities and Exchange Commission as well as intellectual property (IP) protection. In addition, $1,000,000 in equity was paid to the Company's President (Signal Advance IP inventor) per the terms of the IP assignment agreement. Research and Development expenses reflect the Company's on-going efforts related to in scientific, technical and commercial validation. Expenses for fiscal years ended December 31, 2013, 2012 and 2011, were as follows:
                                               2013      2012       2011
                                               ----      ----       ----
General, Selling and Administrative           44,274    30,239     34,035
Intellectual Property Protection           1,038,508    58,638    121,351
professional Services                         92,009    62,517     32,237
Research and Development                      26,000    33,000     45,000
Depreciation                                   2,707     5,292      8,052

OTHER EXPENSE: Other Expense included ($69) in 2012 from a K-1 issued from a long term investment and impairment "write-down" related to "Available for Sales Securities" of $1,487 and $23,500 for years ended 2012 and 2011, respectively.

                          LIQUIDITY AND CAPITAL ASSETS

CURRENT ASSETS: As of December 31, 2013, the Company had cash and cash equivalents of $12,918 and negligible "Available for Sale Securities". These assets are used as working capital to execute the Company's business plan. As such, the Company requires additional capital through debt or equity financing to fund operations over the next 12 months.

Fixed assets (office/laboratory equipment) were $4,607 and $8,887, for years ended December 31, 2012 and 2011, respectively, and $2,924 as of December 31, 2013, due to depreciation expense.

OTHER ASSETS: In 2012 and 2011, as well as fiscal year ended December 31, 2013, significant resources were applied to the acquisition and protection of our intellectual property. This includes: 1) installment due per the terms of the assignment agreement. 2) responses to preliminary searches and initial office actions resulting from the international filings, 3) preparation and submission of amendments and additional disclosures in the US Patent and Trademark Office (USPTO) as well as the Chinese, European and Mexican Patent Offices and 4) reviews of, and responses to, office actions by the US, Chinese, European and Mexican patent offices and 5) issuance and annual renewal fees. Patents have been issued in China (Nov. 2012) and the U.S. (May 2013). As of April 1, 2014 a notice of allowance was received for the Mexican patent application.

All costs associated with intellectual property (IP) protection have been expensed. IP acquisition and protection costs totaled $58,638 and $121,351, respectively, in years ended December 31, 2012 and 2011, and $1,038,508 the year ended December 31, 2013. Further discussion regarding the intellectual property can be found in Note B - Intellectual Property, starting on page F8 of the Financial Statements and Supplementary Information).

Results from a single long term investment were discussed previously under 'Other Expense'. Available for sale securities lost most of their value decreasing from $25,000 when acquired in 2011 to $13 by September 30, 2013.

LIABILITIES: Liabilities include a short-term loan from its President totaling $118,406 as of December 31, 2013. Further, a trade payable representing compensation due the Company president, of $120,000 at year-end 2011 was converted to equity in 2012. In the first quarter of 2014, $100,000 of the short-term loan to the Company president was converted to equity.

SHAREHOLDERS' EQUITY: The accumulated deficit totaled $4,233,452, $3,057,721 and $4,145,313 for years ended December 31, 2011, 2012 and 2013, respectively. In 2011, following shareholder approval, the board executed a one for four (1/4)
 reverse split of the common stock. The shares issued and outstanding as of years ended December 31, 2011, 2012 and 2013, totaled 8,111,409, 8,403,659 and
9,520,409, respectively.

OFF-BALANCE SHEET TRANSACTIONS: There are no off-balance sheet items, all transactions are in U.S. dollars, and SAI is not currently subject to currency fluctuations or similar market risks.

                         SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

AVAILABLE FOR SALE SECURITIES: The Company holds certain investments that are treated as available-for-sale securities and stated at their fair market values. All investments are available for current operations and are classified as other assets in the balance sheet. Realized gains and losses are determined by the specific identification method and are included in 'Other Income (Loss)' in the income statement.

RESEARCH AND DEVELOPMENT: Research and development expenses are expensed as incurred until technological feasibility can be determined. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval, marketability, licensing, lease, or sale when the net present value and useful life is able to be determined. Costs associated with intellectual property protection have been expensed until such time as the useful can be determined, at which time, amounts capitalized will be included in intangible property, less the net of accumulated amortization.

REVENUE RECOGNITION: Revenue is not be recognized until it is realized or realizable and earned. An extended discussion regarding the sources of revenue expected as well as how revenue from these sources will be recognized can be found under 'Revenue Recognition' beginning on page F7 of the Financial Statements and Supplementary Information.

PROPERTY, PLANT AND EQUIPMENT: Fixed Assets (land, buildings and equipment) are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is provided using the Modified Accelerated Cost Recovery System (MACRS) method. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

INCOME TAXES: The Company takes an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization, As of December 31, 2013, the Company recorded a valuation allowance that reduced its deferred tax assets to zero.

CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities can occur in the near term and that each change could materially affect the amounts reported in the financial statement.

IMPAIRMENT: The Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortized intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required.

DEFERRED TAX ASSET: A valuation allowance was not recognized for the full amount of the deferred tax asset because, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

NET EARNINGS PER SHARE: Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period.

                         PLAN OF OPERATION AND FUNDING

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital, further advances, debt instruments, and firm commitments are expected to be adequate to fund our operations over the next three months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: i) technology development, ii) marketing and commercialization, and iii) intellectual property protection. We intend to finance these expenses with further issuances of securities, and debt issuances. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

MATERIAL COMMITMENTS:

Payments due by Period:   Total   <1 year   1-3 years   3-5 years   >5 years
                         ------   -------   ---------   ---------   --------
Office Lease (per year)  $8,400    $8,400


PURCHASE OF SIGNIFICANT EQUIPMENT: We do not intend to purchase any significant equipment during the next twelve months.

                                  GOING CONCERN

The independent auditors' report accompanying our Financial Statements and Supplementary Information for years ended December 31, 2013, 2012 and 2011 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.


CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE (Item 11i)

None.


QUANTITIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (Item 11j)

Not required for smaller reporting companies.


DIRECTORS AND EXECUTIVE OFFICERS (Item 11k)

The following table sets forth the names, positions and ages of the current SAI Directors and Officers. Directors are elected during the annual shareholders' meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. Two of our Directors are independent per NASDAQ listing standards.

     Director/Officer      Age     Title
     ----------------      ---     -----
     Chris Hymel            55     Director, President/Treasurer
     Malcolm Skolnick       78     Director, Secretary
     Ron Stubbers           51     Director, Vice-President
     Richard Seltzer        58     Director
     Karl Zercoe            49     Director

All directors hold office until the next annual meeting of the shareholders of the Company and until their successors have been duly elected and qualified. The Company's Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

BIOGRPAHIES:

Chris M. Hymel, Ph.D. (President/Treasurer, Director):

Dr. Hymel, an experienced entrepreneur, founded the Company in 1992 and has served as a director and its President and Treasurer since its inception. Dr. Hymel previously founded a computer systems and networking consulting and development firm, and later, a medical-legal firm which developed over 60 animations used in litigation support. He also on the board of a non-profit corporation, Educational Enrichment Center through 2009. Professional experience also includes technology development at the University of Texas, Neurophysiology Research Center, including the development of proprietary neurostimulation, signal generation and data acquisition systems, and control systems engineering for Shell Oil & Shell Development Companies and Johnson Controls, Inc. Dr. Hymel holds a doctorate in biomedical sciences from the University of Texas Health Science Center. Houston as well as Bachelor's and Master's degrees in electrical engineering from Texas A&M University. Dr. Hymel holds multiple patents and has authored a number of scientific/technical publications. Dr. Hymel, developed the proprietary Signal Advance technology and successfully demonstrated temporally advanced detection of a range of analog (including bioelectric) signals in his doctorate research completed at the University of Texas Health Science Center in August 2010.

Malcolm Skolnick, Ph.D., J.D. (Secretary, Director):

Dr. Skolnick received his Ph.D. in physics from Cornell University and J.D. from the University of Houston Law Center. He retired in 2008 after ten years as a Director, President/CEO of CytoGenix, Inc., a publicly traded, development stage biotechnology firm in Houston Texas. Prior to joining CytoGenix, Dr. Skolnick, a tenured professor, held academic positions in the Medical School, the Graduate School of Biomedical Sciences and the School of Public Health
(SPH) of the University of Texas Health Science Center, Houston (UTHSC). In addition to his service as a Department Chair in the Medical School and professorial duties, Dr. Skolnick directed the UTHSC Office of Technology Management, overseeing the University's activities in protecting and licensing its technology portfolio. He also headed the Neurophysiology Research Center and served as principal investigator of several clinical trials in pain management, smoking cessation and reduction of withdrawal symptoms in drug addiction. Dr. Skolnick also serves as Director and Vice President of the Southwest Health Technology Foundation, Resolution Forum, Inc., Responsible Community Design International, Inc., and Hudson Forest Homeowners' Association. He has served as an expert witness in intellectual property, product liability, and accident reconstruction matters. Dr. Skolnick is a registered patent attorney, patented inventor and is licensed to practice law in the State of Texas. In addition to his service on various corporate boards, since his retirement from CytoGenix, Inc., he has been active in patent prosecution and licensing for selected clients and has been an invited lecturer at several local universities.

Ron A, Stubbers, B.S., M.B.A., (Vice-President, Director):

Mr. Stubbers has been developing and manufacturing electronic biomedical devices for over 20 years, much of it while VP of Engineering and VP of Operations for Neuroscan, Inc. and its successor Compumedics, USA from 1991-2003, and aDEPtas, Inc. and its successor InGeneron, Inc. from 2004-Present. His experience includes development and production of medical devices ranging from neurostimulation systems to EEG acquisition and analysis systems. He has also worked in the areas of product design and manufacturing engineering, quality, regulatory and technical support for startup companies. Mr. Stubbers has managed corporate ISO/EN/QSR quality management systems requirements and compliance and European CE and FDA 510K Class II as well as other regulatory approvals for world-wide medical device distribution. Mr. Stubbers received his bachelor's degree in electrical engineering from the University of Idaho in 1985, completed graduate coursework at the University of Texas, Graduate School of Biomedical Sciences and at Rice University, and completed his MBA at the University of Houston (2013).

Richard C. Seltzer, J.D., LL.M. (Director):

Mr. Seltzer received his J.D. from South Texas College of Law in 1981 and his LL.M. in Taxation from the University of Florida in 1982. Mr. Seltzer has been in private practice for more than thirty years representing both established and startup businesses in acquisitions and mergers, financial and tax issues, contractual matters, shareholder disputes, real estate acquisitions and general business litigation in Texas State Courts. His practice includes arranging viable capital infusions for ongoing businesses, negotiating business and real estate related contracts. He has handled the licensing of proprietary information for a non-profit organization in Texas. He also continues to successfully represent numerous taxpayer corporations and individuals before the Internal Revenue Service, including both its Appellate and Collection Divisions as well as representing taxpayers for matters filed with the U.S.
Tax Court. For more than fifteen years Mr. Seltzer has been a frequent invited speaker covering general business topics at the People's Law School in conjunction with the University of Houston Law School. He is also an approved mediator in the State of Texas having received his certification in 2008.
Mr. Seltzer has continued to serve as a member of the Board of Directors of Bridges to Life, a nonprofit organization in Houston, since 2003. He was appointed in 2011 as a member of the Board of Directors of STARBASE, Inc., a federally funded educational program working in conjunction with the Department of Defense and the National Guard that works with upper elementary school students particularly interested in math, science, engineering and technology related programs. In addition, Mr. Seltzer serves on the Boards of Directors of the following Texas corporations: Atlas Management, Inc. (appointed in 2000), Innovative Tooling and Accessories, Inc. (appointed in
2007), Intuitec, Inc. (appointed in 2003), Milsob Properties, Inc.
(appointed in 2008). He has also served on the Board of Directors of Delta Shaver Company, Inc., a Delaware corporation since 2011.

Karl Zercoe, B.S. (Director):

Mr. Zercoe, a computer programmer and experienced entrepreneur, has been designing and implementing software applications since 1986. He founded Titanium Software, Inc. in 1996 and is currently the Director, President and Owner. In 2003 his firm focused on an application for electronic medical records and scheduling for college counseling centers. As of 2012, their software, Titanium Schedule, is the market leader with 700+ installations in 11 countries. Mr. Zercoe has a B.S. in computer science with a minor in mechanical engineering from Texas A&M University.


Significant Employees:   None

Family Relationships:    None

EXECUTIVE COMPENSATION AND OTHER INFORMATION (Item 11l)

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. The summary compensation table below shows certain compensation information paid for services rendered in all capacities to us by our principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during years ending December 31, 2012 and 2011 and 2013. Other than as set forth below, no executive officer's total annual compensation exceeded $100,000 during our last fiscal period.

SUMMARY COMPENSATION TABLE:

                                                                                       Non-Qualified
                                                    Stock              Non-Equity      Deferred       All Other
                           Year or                  Awards    Options  Incentive Plan  Compensation   Compensation
Name         Position      Period   Salary  Bonus    (1)      Awards   Compensation    Earnings           (2)       Total
-----------  ----------    -------  ------  ------  --------  -------  --------------  -------------  ------------  --------
Chris Hymel  Pres/Treas      2011     -0-     -0-   $120,000    -0-          -0-            -0-            $5,630   $125,630

Chris Hymel  Pres/Treas      2012     -0-     -0-   $108,000    -0-          -0-            -0-            $4,683   $112,683

Chris Hymel  Pres/Treas      2013     -0-     -0-   $108,000    -0-          -0-            -0-            $4,078   $112,078

  (1) Non-cash compensation: Equity issued for services rendered
  (2) Reimbursement of medical and professional development expenses

SAI entered into a consulting agreement with Dr. Chris M. Hymel, the Company President, whereby his annual compensation was $120,000 per year in 2011 and 108,000 per year in 2012 and 2013, plus limited reimbursement of professional development and medical expenses. Dr. Hymel is expected to devote essentially full-time (at least 40 hours/week) on activities related to the Company. The term of the agreement is year-to-year but may be terminated by giving one month's notice. Eligible medical and professional development expenses are either paid or reimbursed in cash and annual compensation for services rendered has been in the form of equity, specifically common stock.

In years ending December 31, 2011, 2012 and 2013, Dr Skolnick invested $20,000, $15,000 and $5,000, respectively, in the to acquire equity (common stock) in exchange for services, the majority of which was related to intellectual property protection. Other than as described above, all other directors and executive officers received well under less than $10,000 compensation in the same periods, also in the form of equity (common stock) in exchange for their services. No executive officers received a bonus or deferred compensation.

OTHER EXECUTIVE OFFICER COMPENSATION (TO DATE):

   Outstanding Equity Awards:                            None
   Option Exercises/Stock Vested Table:                  None
   Pension Benefits Table:                               None
   Perquisites Table:                                    None
   Non-qualified Deferred Compensation Table:            None
   All Other Compensation Table:                         None

There are no existing or planned option/SAR grants.

DIRECTOR COMPENSATION: Other than as described above, Directors received $5,000 or less in compensation annually, in the form of equity (common stock) in exchange for their service on the Board the company.

There are no employment contracts, compensatory plans or arrangements (except as referenced above for the Company President), including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person's responsibilities following a change in control of the Company. Nor are there any agreements or understandings for any director or officer to resign at the request of another person. None of the Company's directors or executive officers is acting on behalf of or will act at the direction of any other person.

COMPENSATION PURSUANT TO PLANS: There is no retirement, pension, profit sharing, or other plan covering any of our officers and directors. The Company has adopted no formal stock option plans for our officers, directors and/or employees. SAI reserves the right to adopt one or more stock options plans in the future. Presently, there is no plan to issue additional equity in the Company or options to acquire the same to our officers, directors or their affiliates or associates except for compensation of Director and Officers as described previously.

CORPORATE GOVERNANCE: Currently, the Company has no formal Audit or Compensation committee with any completely independent member(s).


SECURITY OWNERSHIP OF CERTIAN BENEFICIAL OWNERS (Item 11m)

The Company is authorized to issue 100,000,000 shares of common stock, with no par value. Holders of common stock are entitled to one vote per share on all matters subject to shareholder vote. The common stock has no cumulative, preemptive or other subscription rights. All of the presently issued shares of common stock are fully paid and non-assessable. The Board of Directors may declare dividends payable to holders of common stock out of legally available funds. If the Company is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in any assets of the Company remaining after satisfaction of all of its liabilities. As of April 1, 2014, 9,762,409 shares had been issued to 177 shareholders. The following table sets forth the number of shares of common stock that are beneficially owned as of April 1, 2014 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and executive officers, (iii) all officers and directors as a group and, (iv) all officers and directors and each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as a group. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable.

                                                     Amount/Nature
Name and Address of                      Title       of Beneficial   Percent
Beneficial Owner                         of Class    Ownership(1)    of Class
--------------------------------------   --------    -------------   --------
Chris Hymel, Director/Officer(2,4)       Common        4,490,013       46.0%
Ray and Tricia Corkran(3,4)              Common          821,250        8.4%
Malcolm Skolnick, Director/Officer(2,4)  Common          291,834        3.0%
Ron Stubbers, Director/Officer(2,4)      Common          261,250        2.7%
Karl Zercoe, Director(2,4)               Common          256,250        2.6%
Richard C. Seltzer, Director(2)          Common           98,000        1.0%
Officers/Directors as a group (5 total)  Common        5,397,347       55.3%
Officers/Directors & >5% Shareholders    Common        6,211,597       63.7%
   as a group (6 total)

 (1) Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
 (2) The address for all Directors/Officers: 2520 CR 81, Rosharon, TX  77583
 (3) The address for the Corkrans: 321 Grand Ranch Lane, Friendswood, TX 77546
 (4) Includes shares held by spouses and minor children.


TRANSACTIONS WITH RELATED PERSONS AND CORPORATE GOVERNANCE (Item 11n)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS: The Company owed its President, Chris M Hymel, $118,406 as of December 31, 2013, in the form of an unsecured short-term loan. The note is due on demand and carries a simple interest of 2.5% per quarter. The Company currently leases office space, from its president, on a month to month basis at a rate of $700 per month. The Company obtained rights to the intellectual property though an assignment agreement with its President (discussed in greater detail in Note B - Intellectual Property on Page F8 of the Financial Statements and Supplementary
Information).

Other than the President's compensation and related transactions, discussed previously, since the company's inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions with related parties to which the Company was or will be a party:

  1) in which the amount involved exceeds $120,000; and
  2) in which any director, executive officer, shareholder who beneficially owns 5% or more of SAI common stock, or any member of their immediate family, had or will have a direct or indirect material interest.

DIRECTOR INDEPENDENCE The Company has not established its own definition for determining whether its directors and nominees for directors are 'independent' nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system. However, as determined by the NASDAQ listing standards, one of the Company's current directors, Mr. Zercoe, is considered independent as he is not an Officer of the Company, receives no compensation for services other than as a director and owns less than 5% of the issued and outstanding shares of the Company.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE (Item 12)

The SEC allows us to incorporate by reference into this Registration Statement information from other documents that we file with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement.

Any statement contained in a document incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registation Statement to the extent that a statement contained in this document, any Registration Statement supplement or any other subsequently filed document that is incorporated by reference into this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We incorporate by reference the documents listed below:

- the Registration Statement on Form S-1 filed on November 18, 2013 (SEC File Number 333-192374), subsequently amended on December 3, 2013, including all exhibits, which was declared effective on December 13, 2013.

- the Company's Annual Report on Form 10-K and 10K/A for the year ended December 31, 2013, as filed with the SEC on March 12 and 17, 2014, respectively; and

- the Company's Current Reports on Form 8-K filed with the SEC on April 3, 2014 (Items 1.01, 3.02 and 9.01).

These documents may also be accessed on our website at www.signaladvance.com.

We will provide to you, without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing to us at 2520 County Road 81, Rosharon, Texas 77583 or by calling (713) 520 7445.

PART II
                     Information Not Required in Prospectus

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (Item 13)

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be borne by the Company. All amounts are estimates, other than the SEC registration fee.

               SEC Registration Fee          $  1,141
               Accounting/Auditing Fees      $ 13,948
               Legal Fees                    $  2,500
               Miscellaneous                 $  1,000
                                            ----------
               Total                         $ 18,589


INDEMNIFICATION OF OFFICERS AND DIRECTORS (Item 14)

The Texas Business Corporation Act, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors, officers, employees and agents of the corporation to a corporation or its shareholders by reason of their conduct as Directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Texas law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors or officers permitted by Texas law apply only to the 'duty of care' of Directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of 'bad faith' conduct.

SAI's articles of incorporation contain a provision which eliminates the personal monetary liability of directors and/or officers to the extent allowed under Texas law. Accordingly, a shareholder is able to prosecute an action against a directors and/or officers for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not 'negligence' or 'gross negligence' in satisfying his or her duty of care. Texas law applies only to claims against a director and/or officer arising out of his or her role as a director and/or officer and not in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, SAI's articles of incorporation and bylaws allow the Company to indemnify its directors and officers to the fullest extent permitted by Texas law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to SAI's directors, officers, employees and agents of the corporation pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees and agents of the corporation pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, employee or agent of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent of the corporation in connection with the securities being registered, SAI will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving any director, officer, employee or agent of the Company for which indemnification is being sought exists, and SAI is not aware of any pending or threatened material litigation that may result in claims for indemnification by such individual.


RECENT SALES OF UNREGISTERED SECURITIES (Item 15)

In 2011, 120,000 shares of common stock were issued in exchange for services rendered by Directors, Officers and consultants and cash investment of $10,000 by one of the Company's Directors. A 4 for 1 reverse split became effective on September 1, 2011. As such, the 'post' 4 for 1 reverse split equivalent number of shares of common stock issued during 2011 was 30,000 shares.

During 2012, a private placement, specifically a 'rights' offering, was made available to existing shareholders. In total, 63,250 shares of common stock were issued to rights offering participants. In addition, 229,000 shares were issued in exchange for services rendered.

In 2013, the Company's President was issued 1,000,000 shares per the terms of the IP assignment agreement. In addition, 116,750 shares were issued in exchange for services rendered.

In the first quarter of 2014, the Company's President was issued 100,000 shares of common stock to convert a short-term loan to equity. Three individuals invested a total of $42,000 to acquire equity (common stock) in the Company.

Further, on April 1, 2014, 100,000 shares of common stock were issued to GS Whitney & Co under the terms of a Business Development Agreement (See Exhibit 10.5). These shares of common stock vested upon grant.

These issuances of unregistered were exempt pursuant to Section 4(2) of the Securities Act as these were privately negotiated transactions in which there was no advertising and no commissions paid. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt from registration.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (Item 16)

(a) Financial Statements are included in this Registration Statement beginning on page 43: Financial Statements (Item 11e)

(b) Exhibits

  Exhibit  Description                                          Reference

    3.1    Articles of Incorporation of Registrant - 04JUN92    Filed herewith
    3.2    Articles of Amendment of the Registrant - 22SEP04    Filed herewith
    3.3    Articles of Amendment of the Registrant - 11JUL05    Filed herewith
    3.4    Articles of Amendment of the Registrant - 02JUL07    Filed herewith
    3.5 Resolution Relating to a Series of Shares of the Filed herewith Registrant - 26JUL11
    3.6    Corporate Bylaws of Registrant                       Filed herewith
    5.1    Opinion of Richard C. Seltzer, Atty.                 Filed herewith
   10.1    Commercial Lease Agreement                           Filed herewith
   10.2    Line of Credit Promissory Note                       Filed herewith
   10.3    Executive Consulting Agreement                       Filed herewith
   10.4    Intellectual Property Assignment                     Filed Herewith
   10.5    Business Development Agreement                       Filed Herewith
   14.1    Code of Ethics and Business Conduct                  Filed herewith
   23.1    Consent of Bobby J. Hutton, CPA, Independent         Filed Herewith
             Registered Public Accountant
   23.2    Consent of Richard C. Seltzer, Esq., Legal Counsel   Filed herewith
   23.3    Consent of David G. Henry, Reg. Patent Atty.         Filed Herewith
   23.4    Consent of Harold L. Russell, Ph.D.                  Filed herewith
   99.1    Expert Opinion, David G. Henry, Reg. Patent Atty.    Filed herewith
   99.2    Expert Opinion, Harold L Russell, Ph.D.,             Filed herewith
             NeuroMedics Technology, Inc.
   99.3 Letter of Collaboration, Larry S Micheletti, Ph.D., Filed herewith UTMB Health, Dept. of Pediatrics
   99.4 Letter of Collaboration, Edgar Sanchez-Sinencio, Filed herewith Ph.D., Texas A&M University, Dept. of Electrical and Computer Engineering
   99.5 Letter of Collaboration, Hue Ten Shih, MD, MPH, Filed herewith Center for Cardiac Arrhythmias
   99.6    Copy of First Confidential Draft Registration        Filed Herewith
             Statement on Form S-1 including Exhibits
   99.7    Copy of Second Confidential Draft Registration       Filed Herewith
             Statement on Form S-1 including Exhibits
   99.8    Copy of Third Confidential Draft Registration        Filed Herewith
             Statement on Form S-1 including Exhibits
   99.9    Copy of Fourth Confidential Draft Registration       Filed Herewith
             Statement on Form S-1 including Exhibits
   99.10   Copy of Fifth Confidential Draft Registration        Filed Herewith
             Statement on Form S-1 including Exhibits
   99.11   Copy of Sixth Confidential Draft Registration        Filed Herewith
             Statement on Form S-1 including Exhibits

UNDERTAKINGS (Item 17)

The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(230. 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regard-less of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);
   (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
   (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.



                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 22, 2014.


                                      SIGNAL ADVANCE, INC.

                                      By: /s/ Chris M. Hymel

                                      Chris M. Hymel,
                                      President and Treasurer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.
SIGNATURE                TITLE                                DATE
-----------------------  -----------------------------------  -----------------

/s/ Chris M. Hymel       Chairman of the Board of Directors,  April 22, 2014
Chris M. Hymel           President and Treasurer (Principal
                         Executive, Financial and Accounting
                         Officer)


/s/ Malcolm H. Skolnick  Member of the Board of Directors,    April 22, 2014
Malcolm H. Skolnick      Secretary


/s/ Richard C. Seltzer   Member of the Board of Directors     April 22, 2014
Richard C. Seltzer